As filed with the Securities and Exchange Commission on September 22, 2006
Registration Statement No. 333-137413

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
15632 Roxford Street Sylmar, CA. 91342
PRE-EFFECTIVE
AMENDMENT NO.1 TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QPC LASERS, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	3826	20-1568015
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15632 Roxford Street
Sylmar, California 91342
(818) 986-0000
(Address and telephone number of principal executive offices and principal place of business)

George Lintz
Chief Financial Officer
QPC Lasers, Inc.
15632 Roxford Street
Sylmar, California 91342
(818) 986-0000

(Name, address and telephone number of Agent for Service)

Copy to:
Ryan S. Hong, Esq. RICHARDSON & PATEL LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024 (310) 208-1182

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	12,223,898	$25,058,989.88	$2,681.31
Common Stock to be issued upon exercise of warrants	8,413,964	$17,248,625.18	$1,845.60
Total	20,637,861	$42,307,615.05	$4,526.91

(1)
Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the bid and ask prices of the common stock on September 14, 2006 of $2.05 per share, as quoted on the Over-the Counter Electronic Bulletin Board.

(2)
Calculated in accordance with Rule 457(g) under the Securities Act on the basis of the average of the bid and ask prices of the common stock on September 14, 2006 of $2.05 per share, as quoted on the Over-the Counter Electronic Bulletin Board, if applicable.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

Subject to Completion, dated September 22, 2006

Prospectus

QPC LASERS, INC.

Up to 20,637,861 shares of Common Stock

This prospectus covers the resale by selling stockholders of up to 20,637,861 shares of our Common Stock, $0.001 par value, by our shareholders, including shares issuable upon exercise of certain warrants:

These securities will be offered for sale by the selling security holders identified in this prospectus in accordance with the terms described in the section of this prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the common stock by the selling security holders. Our common stock and the warrants are more fully described in the section of this prospectus entitled "Description of Securities."

Our securities are not listed on any national securities exchange or the Nasdaq Stock Market. Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "QPCI". On September 14, 2006, the closing sale price of our common stock on the OTC Bulletin Board was $2.05 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD LOSING YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling security holders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The date of this prospectus is September 22, 2006.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

Table of Contents

Prospectus Summary	4

Risk Factors	9

Use of Proceeds	19

Selling Security Holders	20

Plan of Distribution	45

Legal Proceedings	46

Directors, Executive Officers, Promoters and Control Persons	46

Security Ownership of Certain Beneficial Owners and Management	50

Description of Securities	51

Interest of Named Experts and Counsel	52

Description of Business	53

Management’s Discussion and Analysis of Financial Condition and Results of Operations	64

Description of Property	73

Certain Relationships and Related Transactions	73

Market For Common Equity and Related Stockholder Matters	74

Executive Compensation	76

Summary Compensation Table	76

Financial Information	F-1

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	78

Reports to Security Holders	78

Where You Can Find More Information	78

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section. Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business," are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

In this prospectus, we refer to QPC Lasers, Inc. and its subsidiaries as "we," "our," or the "Company."

History

We were originally incorporated in the State of Nevada on August 31, 2004 under the name “Planning Force, Inc.” as a development stage company that planned to specialize in event planning for corporations. We offered two types of services: retreat training services and product launch event planning. That business generated minimal revenue for us since inception.

Effective May 12, 2006, we engaged in a share exchange transaction with the shareholders of Quintessence Photonics Corporation, Inc., a Delaware corporation. Quintessence designs and manufactures next-generation high brightness lasers for a variety of commercial, military and homeland security purposes.

Pursuant to the share exchange transaction, Quintessence became our wholly-owned subsidiary while shareholders of Quintessence received the right to receive one share of our Common Stock for every share of common stock of Quintessence. In connection with the share exchange, our sole business became the business of Quintessence.

In May 2006 we changed our name from Planning Force, Inc. to QPC Lasers, Inc. Our common stock currently trades on the Over-the-Counter Bulletin Board under the trading symbol QPCI.

Our Company

We design and manufacture next-generation high brightness lasers for a variety of commercial, military and homeland security purposes. We believe our technology platform will enable us to replace or improve legacy laser technologies embedded in the manufacturing infrastructure of the industrialized world, and could foster the widespread deployment of directed energy weapons and infrared countermeasures for use in defense and homeland security. Our headquarters are located at 15632 Roxford Street, Sylmar, California 91342. Our phone number is (818) 986-0000. Our website address is www.qpclasers.com. Information contained on our website is not part of this prospectus.

Completion of Share Exchange

On May 12, 2006, QPC Lasers, Inc., a Nevada corporation (“QLI”), entered into a Share Exchange Agreement (the “Exchange Agreement”) with Quintessence Photonics Corporation, a Delaware corporation, and the shareholders of all of the equity stock of Quintessence (the “Quintessence Shareholders”), and closed the transaction on the same date (the “Share Exchange”). Pursuant to the Exchange Agreement, the Quintessence Shareholders transferred substantially all of the shares of equity stock of Quintessence, thereby making Quintessence, a subsidiary of QLI, and QLI issued an aggregate of 26,986,119 shares of its common stock to the Quintessence Shareholders. Furthermore, all options, warrants and convertible notes (“Derivative Securities”) and preferred stock that may be exercised or converted into Quintessence common stock were exchanged for Derivative Securities that may be exercised or converted into QLI Shares. After closing, the Quintessence shareholders held at least 87% of the outstanding shares of QLI common stock.

Private Placement

On March 14, 2006, prior to the Share Exchange, Quintessence completed a private placement offering (the “Tranche I Private Placement”) to accredited investors raising an aggregate of $2,862,630 with the issuance and sale of 2,290,104 shares of its common stock and warrants to purchase 572,526 shares of common stock at an exercise price of $1.50 per share.

Immediately after the Tranche I Private Placement, Quintessence offered shares of its common stock as part of a second private placement offering (the Tranche II Private Placement”) to accredited investors. As of June 16, 2006, we raised $11,807,000 in gross proceeds with the issuance of 9,445,600 shares of QPC Lasers common stock at $1.25 per share in Tranche II Private Placement.

Brookstreet Securities Corporation (“BSC”) acted as the managing dealer in connection with both Private Placements. BSC received an aggregate of $1,907,539, which consists of a commission of 8% of the gross sales price of the shares sold, a non-accountable marketing allowance of 2%, and a non-accountable expense allowance of 3%. The Company also paid BSC’s expenses equaling an aggregate of $89,828.98, which consists of legal fees and other expenses. Furthermore, the Company issued to BSC warrants to purchase an aggregate of 2,345,341 shares of common stock. The warrants are immediately exercisable, expire in July 2011 and have an exercise price of $1.25 per share, with a cashless exercise provision.

Warrant Issuances

In connection with prior financings and services, we have issued the following warrants, including:

•	Warrants to purchase 112,500 shares at $3.75 per share to certain investors;

•	Warrants to purchase 3,734,415 shares at $1.25 per share to certain investors;

•	Warrants to purchase 1,220,000 shares at $1.25 per share to former interim debt holders;

•	Warrants to purchase 374,182 shares at $1.25 per share to certain consultants;

The Offering

Common Stock Offered:	Up to 20,637,861 shares by selling stockholders

Offering Price	Market price

Use of Proceeds:	We will not receive any proceeds of the shares offered by the selling stockholders. See "Use of Proceeds."

Risk Factors:	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors"

Terms of the Offering	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude when all of the 20,637,861 shares of common stock has been sold, registration is no longer required to sell the shares or we decide to terminate the registration of the shares after 18 months since the closing of the Share Exchange has passed.

We are registering up to 20,637,861 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled "Selling Security Holders." All of the shares included in the table identifying the selling security holders are shares of our common stock that have not yet been, but that may be, issued to designated selling security holders should they exercise their warrants or convert their debentures. Information regarding our common stock and the warrants is included in the section of this prospectus entitled "Description of Securities."

Summary Financial Data

The following tables summarize the consolidated statements of operations and balance sheet data for our business and should be read together with the section of this prospectus captioned “Management’s Discussion And Analysis” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Six months ended (Unaudited)		Fiscal Year ended
	June 30, 2006	June 30, 2005	December 31, 2005	December 31, 2004
CONSOLIDATED STATEMENT OF OPERATIONS DATA
REVENUE	$842,910	$523,181	$1,073,191	$1,050,816
COST OF SALES	774,748	428,234	1,009,477	786,605

GROSS PROFIT	68,162	94,947	63,714	264,211

OPERATING EXPENSES
Research and Development	2,258,778	2,483,267	4,753,356	3,451,538
General & Administrative	2,888,464	1,117,620	2,896,873	2,056,516
Total operating expenses	5,147,242	3,600,887	7,650,229	5,508,054

LOSS FROM OPERATIONS	(5,079,080)	(3,505,940)	(7,586,515)	(5,243,843)
Interest Income	6,473	12,094	15,036	14,440
Interest Expense	(911,608)	(170,901)	(294,831)	(182,847)
Merger expense	(336,322)	—	—	—
Other income	62,233	37,717	88,452	72,831
NET LOSS	$(6,258,306)	$(3,627,030)	$(7,777,858)	$(5,339,419)
LOSS PER SHARE — Basic and Diluted	$(.20)	$(.22)	$(.63)	$(.48)
Weighted-average common shares outstanding	31,156,221	16,507,615	12,433,518	11,078,848

As of June 30, 2006 (Unaudited)
CONSOLIDATED BALANCE SHEET DATA
Cash	$5,802,838
Total assets	$10,941,078
Total stockholders’ equity	7,453,948
Total liabilities and stockholders’ equity	$10,941,078

At June 30, 2006, we had cash on hand of $5,802,838. Through June 30, 2006, we had cumulative losses of $39,072,092. We have never earned a profit and we anticipate that we will continue to incur losses for at least the next 12 to 18 months. We continue to operate on a negative cash flow basis. Our independent accountants have issued a going concern qualification in their report on our financial statements as of and for the period ending December 31, 2005. We believe that we will need to raise at least an additional $3,000,000 in financing in order to have sufficient financial resources to fund our operations until September 2007 because we are running a cash flow deficit. We may need additional funds to continue our operations, and such additional funds may not be available when required.

To date, we have financed our operations through the sale of stock and certain borrowings. We expect to continue to depend upon outside financing to sustain our operations until September 2007. Our ability to arrange financing from third parties will depend upon our perceived performance and market conditions. Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to go out of business.

RISK FACTORS

An investment in the common stock offered hereby involves a high degree of risk. In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating the Company and its business. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Do not place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this prospectus, including the matters set below and in our other SEC filings. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

BUSINESS RISKS

Because we are not profitable and expect to incur additional losses, we will require additional financing to sustain our operations and without it we may not be able to continue operations.

At June 30, 2006, we had cash on hand of $5,802,838. Through June 30, 2006, we had cumulative losses of $39,072,092. We have never earned a profit and we anticipate that we will continue to incur losses until at least December 2007. We continue to operate on a negative cash flow basis. Our independent accountants have issued a going concern qualification in their report on our financial statements as of and for the period ending December 31, 2005. We believe that we will need to raise at least an additional $3,000,000 in financing in order to have sufficient financial resources to fund our operations for the next 12 months because we are running a cash flow deficit. We may need additional funds to continue our operations, and such additional funds may not be available when required.

To date, we have financed our operations through the sale of stock and certain borrowings. We expect to continue to depend upon outside financing to sustain our operations for at least until September 2007. Our ability to arrange financing from third parties will depend upon our perceived performance and market conditions. Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to go out of business.

We have no committed sources of additional capital.

For the foreseeable future, we intend to fund our operations and capital expenditures from limited cash flow from operations, our cash on hand and the net proceeds from equity financings. If our capital resources are insufficient, we will have to raise additional funds. We may need additional funds to continue our operations, pursue business opportunities (such as expansion, acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties or to respond to competitive pressures. We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to us, if at all. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our expansion, successfully promote our current products, develop new products or enhance our products and services, take advantage of business opportunities, or respond to competitive pressures, any of which could have a material adverse effect on our business and the value of our common stock. If we choose to raise additional funds through the issuance of equity securities, this may cause significant dilution of our common stock, and holders of the additional equity securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions.

We are an early stage company with a limited operating history no significant revenues.

We were formed in November 2000. Since that time, we have engaged in the formulation of a business strategy and the design and development of technologically advanced products. We have recorded limited revenues from various government-funded research programs, and we have generated only limited revenues from the sale of products. Our ability to implement a successful business plan remains unproven and no assurance can be given that we will ever generate sufficient revenues to sustain our business.

We do not have sufficient revenues to service our debt.

As of June 30, 2006, we had $2,845,906 of debt secured by our fixed assets and intellectual property. The debt accrues interest at a rate of 10% per annum and requires monthly payments until June 25, 2007. Additional debt accrues interest at a rate of 10% per annum and requires monthly payments until September 30, 2008, and may be extended at the option of the lenders under certain conditions. Our current revenues are insufficient to service these debt payments and therefore we rely on our cash reserves for these payments. If our revenues fail to increase sufficiently, our debt service requirements may affect our working capital, and therefore, adversely affect our ability to operate our business.

We have only limited proven commercial products.

We are currently engaged in the design and development of laser diode products for certain industrial and defense applications. Our most advanced technologies, including without limitation, our “Generation III” products, are in the design or prototype stage. These technologies may not be commercially viable for at least one year, more specifically, we expect to ship prototypes of our Generation III products in the calendar year 2007, if they ever become viable at all. While we believe that Generation III products are superior to current, conventional laser technology, it is theoretically possible that other laser technologies will have become more advanced if and when our Generation III products ultimately become commercialized. We have received only a limited number of purchase orders for our products and we only have a limited number of contractual arrangements to sell our products. The process of qualifying laser diodes for purchase by commercial or defense customers is lengthy and unpredictable. No assurance can be given that any of our products will achieve commercial success.

We are dependent on our customers and vulnerable to their sales and production cycles.

For the most part, we do not sell end-user products. We sell laser components that are incorporated by our customers into their products. Therefore, we are vulnerable to our customers’ decrease in prosperity and sales growth. Failure of our customers to sell their products will ultimately hurt their demand for our products, and thus, have a material adverse effect on our revenues.

For example, we believe that our Generation III lasers may be incorporated in advanced infrared laser countermeasure technology designed to protect commercial and military aircraft against shoulder-held missiles fired by terrorists. Our lasers would constitute components of this countermeasure technology. We would be dependent on our customer’s ability to develop reliable, cost-effective, and stable missile defense systems. The success of such a missile defense product would be subject to, among other things, the following factors:

•	Reliability, durability, cost-effectiveness, and feasibility of the countermeasure technology;

•	Market acceptance of such technology by the airline industry and the military;

•	Public and governmental concern regarding the threat of shoulder-held missiles to commercial aircraft;

•	Advent of competing technologies to the infrared laser countermeasure technology.

In summary, successful adoption of products utilizing our lasers is crucial to the growth of our revenue. The demand for our lasers and technologies would be materially affected by any reduction in demand for our customers’ products.

Unusually long sales cycles may cause us to incur significant expenses without offsetting revenue.

Customers often view the purchase of our products as a significant and strategic decision. Accordingly, customers typically expend significant effort in evaluating and testing our products before making a decision to purchase them, resulting in a long sales cycle, While our customers are evaluating our products and before they place an order, we may incur substantial expenses for sales and marketing and research and development to customize our products to the customer's needs. Even after evaluation, a potential customer may not purchase our products. As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset those expenses.

The markets for our products are subject to continuing change that may impair our ability to successfully sell our products.

The markets for laser diode products are volatile and subject to continuing change. For example, since 2001, the market for telecommunications and data communications products has been severely depressed while a more robust market for defense and homeland security applications has developed during the past year and a half. We must continuously adjust our marketing strategy to address the changing state of the markets for laser diode products, we may not be able to anticipate changes in the market and, as a result, our product strategies may be unsuccessful.

Our products may become obsolete if we are unable to stay abreast of technological developments.

The photonics industry is characterized by rapid and continuous technological development if we are unable to stay abreast of such developments, our products may become obsolete. We lack the substantial research and development resources of some of our competitors. This may limit our ability to remain technologically competitive.

We are dependent for our success on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of your investment.

Our success depends on the skills, experience and performance of key members of our management team. We are heavily dependent on the continued services of Jeffrey Ungar, our Chief Executive Officer, George Lintz, our Chief Financial Officer and Chief Operating Officer and Paul Rudy, our Senior Vice President of Marketing and Sales. We do not have long-term employment agreements with any of the members of our senior management team. Each of those individuals without long-term employment agreements may voluntarily terminate his employment with us at any time upon short notice. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company. We maintain $8.0 million and $2.0 million key man insurance policies on Mr. Ungar and Mr. Lintz, respectively. Although we intend to issue stock options or other equity-based compensation to attract and retain employees, such incentives may not be sufficient to attract and retain key personnel.

We are also dependent for our success on our ability to attract and retain technical personnel, sales and marketing personnel and other skilled management.

Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical personnel, sales and marketing personnel and skilled management could adversely affect our business. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected.

Our business is dependent upon proprietary intellectual property rights.

We have employed proprietary information to design our products. We seek to protect our intellectual property rights through a combination of patent filings, trademark registrations, confidentiality agreements and inventions agreements. However, no assurance can be given that such measures will be sufficient to protect our intellectual property rights. If we cannot protect our rights, we may lose our competitive advantage. Moreover, if it is determined that our products infringe on the intellectual property rights of third parties, we may be prevented from marketing our products.

The grant to Finisar of a nonexclusive license to our intellectual property rights may impair our ability to realize the full value of our intellectual property assets.

Pursuant to the terms of an Exchange Agreement with Finisar, we granted Finisar a royalty free, fully paid, nonexclusive license to all of our existing and future intellectual property (the "IP License"). Finisar has no right to grant sub-licenses (except to end users) or assign its rights prior to September 2006. We are negotiating an agreement with Finisar with respect to forbearance of these assignment and sub-license rights. We may extinguish this license by paying Finisar a Termination Fee of $5,000,000 at any time prior to September 2006, $5,500,000 from September 2006 through September 2007 or $6,000,000 from September 2007 until September 2008. In addition, we granted Finisar most favored nation pricing assurances with respect to all our products. No assurance can be given that we will successfully renegotiate the forbearance agreement or have adequate funds to repurchase the IP License prior to expiration of our repurchase rights. The existence of the IP License may impair our ability to realize the full value of our intellectual property assets. For example, we will not be able to enter into an exclusive license arrangement with any party as long as the IP License is outstanding. Finisar may potentially sell similar products at lower prices, thereby reducing our profit margin. Potential licensees may be expected to offer us less value for any nonexclusive rights as compared to the value we might realize if we were to grant exclusive rights. Moreover, the existence of the IP License may make it more difficult to enter into strategic business relationships with third parties.

We currently rely on R&D Contracts with the U.S. Government.

Currently, a significant part of our near term revenue is expected to be derived from research contracts from the U.S. Government. Changes in the priorities of the U.S. Government may affect the level of funding of programs. Changes in priorities of government spending may diminish interest in sponsoring research programs in our area of expertise.

We may incur debt or issue preferred stock in the future.

In order to purchase equipment, terminate the Finisar License Agreement or fund operations, we may issue additional debt instruments or preferred stock which will have a senior claim on our assets in the event of a sale of assets. Debt service may cause strain on cash flow and impair business operations.

We face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

The laser industry is highly competitive with numerous competitors from well-established manufacturers to innovative start-ups. A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do. Their greater capabilities in these areas may enable them to compete more effectively on the basis of price and production and more quickly develop new products and technologies. In addition, new companies may enter the markets in which we compete, further increasing competition in the laser industry. Also, our customers and potential customers may be developing their own laser components. For instance, larger companies such as Northrop Grumman and BAE Systems are currently developing laser-based systems to protect airliners from portable rocket launchers. However, these companies have divisions that currently produce conventional laser components that may be used in such systems. While we believe that our laser components offer superior features and characteristics than conventional lasers, there can be no assurance that these potential customers would choose our components over components developed by their other divisions.

We believe that our ability to compete successfully depends on a number of factors, including our innovative and advanced R & D department, strength of our intellectual property rights, and advanced manufacturing facility are the most important competitive factors and we plan to employ these elements as we develop our products and technologies, but there are many other factors beyond our control. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development and marketing of new products, which would adversely impact the trading price of our common shares.

If our facilities were to experience catastrophic loss, our operations would be seriously harmed.

Our facilities could be subject to a catastrophic loss from fire, flood, earthquake or terrorist activity. All of our research and development activities, manufacturing, our corporate headquarters and other critical business operations are located near major earthquake faults in Sylmar, California, an area with a history of seismic events. Any such loss at this facility could disrupt our operations, delay production, and revenue and result in large expenses to repair or replace the facility. While we have obtained insurance to cover most potential losses, we cannot assure you that our existing insurance coverage will be adequate against all other possible losses.

We use standard laboratory and manufacturing materials that could be considered hazardous and we could be liable for any damage or liability resulting from accidental environmental contamination or injury.

Our operations involve the use of standard laboratory and manufacturing materials that could be considered hazardous.  If a facility fire were to occur at our facility and spread to a reactor used to grow semiconductor wafers, it could release highly toxic emissions.  We believe that our safety procedures for handling and disposing of such materials comply with all federal, state, and local regulations and standards; however, the risk of accidental environmental contamination or injury from such materials cannot be entirely eliminated.  In the event of such an accident involving such materials, we could be liable for damages and such liability could exceed the amount of our liability insurance coverage and the resources of our business.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with Federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC. Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

We are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. We, like all other public companies, must incur additional expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. We have not evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, which we collectively refer to as Section 404. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404, which will initially apply to us as of December 31, 2007. Our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

Although we currently have property insurance, liability insurance, and employment practices liability insurance, we may not be able to obtain all insurance policies that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, our financial condition may be materially adversely affected. We may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage the Company.

Economic, political, military or other events in the United States could interfere with our success or operations and harm our business.

We market and sell our products and services in the United States and abroad. The September 11, 2001 terrorist attacks disrupted commerce throughout the United States and other parts of the world. The continued threat of similar attacks throughout the world and the military action, or possible military action, taken by the United States and other nations, in Iraq or other countries may cause significant disruption to commerce throughout the world. To the extent that such disruptions further slow the global economy or, more particularly, result in delays or cancellations of purchase orders for our products or extends the sales cycles with potential customers, our business and results of operations could be materially adversely affected. We are unable to predict whether the threat of new attacks or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have a long-term material adverse effect on our business, results of operations or financial condition.

MARKET RISKS.

Our common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Prior to the Share Exchange in May 2006, QPC’s shares were not publicly traded. Through the Share Exchange, QPC became public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we will be required to undertake efforts to develop market recognition for us and support for our shares of common stock in the public market. Our common stock is thinly traded currently. The price and volume for our common stock that will develop in the future cannot be assured. The number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks, months, or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. While we are trading on the OTC Bulletin Board, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the Common Stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, as noted above, our shares of common stock may be sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors will be beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;

•	announcements of new products or services by us;

•	fluctuations in interest rates;

•	significant sales of our common stock, including “short” sales;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets or general economic conditions.

The stock market in general, and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director.

Our articles of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, Our articles of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize their investment.

Our operating results may fluctuate significantly, and these fluctuations may cause our common stock price to fall.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

•	market acceptance of our products and technologies and those of our competitors;

•	speed of commercialization of our early stage, state-of-the-art designs and developments;

•	our ability to attract and retain key personnel; and

•	our ability to manage our anticipated growth and expansion.

Our executive officers, directors and insider stockholders own or control at least 45% of our outstanding common stock, which may limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of our Company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of our Company that might otherwise result in you receiving a premium over the market price for your Shares.

We estimate that approximately 45% of our outstanding shares of common stock is owned and controlled by a group of insiders, including our directors and executive officers. Such concentrated control of the Company may adversely affect the price of our common stock. Our principal stockholders may be able to control matters requiring approval by our stockholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Accordingly, the existing principal stockholders together with our directors and executive officers will have the power to control the election of our directors and the approval of actions for which the approval of our stockholders is required. As a stockholder, you may have no effective voice in our management.

Future sales of our equity securities could put downward selling pressure on our securities, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for an investor to sell his securities at any reasonable price, if at all.

 Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our securities, and adversely affect the market price of our common stock.

The market price of our common stock may be adversely affected if too much of it is sold at once.

Sales of substantial amounts of our common stock in the public market could adversely affect the market price of the common stock. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Our stock is quoted on the OTC Bulletin Board and could be subject to extreme volatility.

Our common stock is currently quoted under the symbol "QPCI" on the OTC Bulletin Board, which is often characterized by low trading volume. A large volume of stock being sold into the market at any one time could cause the stock to rapidly decline in price. In addition, we must comply with ongoing eligibility rules to ensure our common stock is not removed from the OTC Bulletin Board, which would materially adverse affect the liquidity and volatility of our common stock.

We will raise additional capital through a securities offering that could dilute your ownership interest.

We require substantial working capital to fund our business. When we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

In addition, under our Articles of Incorporation, the Board is authorized to issue, without obtaining shareholder approval, shares of preferred stock having the rights, privileges and designates as determined by the Board. Therefore, the Board could issue shares of preferred stock that would have preferential liquidation, distribution, voting, dividend or other rights.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders. Should the selling security holders holding warrants choose, in their sole discretion, to exercise any of their warrants, we would receive the proceeds from the exercise price. Assuming the common stock warrants to purchase an aggregate of 8,413,964 shares of our common stock are exercised in full in cash, we will receive proceeds of $11,591,245.31.

We intend to use the proceeds from the exercise of warrants by the selling security holders for working capital and general corporate purposes.

We will not receive any of the proceeds from the sale of shares of our common stock hereunder by the selling shareholders.

Selling Security Holders

The following table provides certain information with respect to the selling security holders' beneficial ownership of our securities as of the date of this prospectus. The selling security holders can offer all, some or none of their shares of our common stock, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling shareholders will sell all shares covered by this prospectus. Unless otherwise stated, none of the selling security holders are our affiliates, and nor have any of them had a material relationship with us during the past three years. Unless otherwise stated, none of the selling security holders are or were affiliated with registered broker-dealers. See "Plan of Distribution."

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Wendell Y.M. Lew Revocable Living Trust, U/A 12-07-99, Wendell Lew, TTEE	2,982,558 (3)	2,551,666	430,892	1.1%
Luis Garcia & Iris M. Garcia	125,000(4)	125,000	0	0
Stuart K. Campbell Trust U/A/D 02-03-98, as amended restated U/A/D 01-13-06	100,000(5)	100,000	0	0
NFS LLC, FBO: Mordechai Yekutiel	428,362(6)	80,250	348,112	*
Arthur M. Michelson	135,000(7)	135,000	0	0
Frank Castaldi	75,000(8)	75,000	0	0
Richard M. Christman & Patricia L. Christman	75,000(9)	75,000	0	0
Achyut Sahasrabodhe	90,000(10)	90,000	0	0
Dennis J. Kuester	50,000(11)	50,000	0	0
Ernest R. Basile	50,000(12)	50,000	0	0
George Mosher	50,000(13)	50,000	0	0
James Enterline & Esther Enterline	70,000(14)	70,000	0	0
Joseph Wai-Man Wu	320,000(15)	320,000	0	0
Peter H. Moede	50,000(16)	50,000	0	0
Steven K. Nakata & Marie L. Nakata	50,000(17)	50,000	0	0
Ronald J. Pang Revocable Living Trust, U/A 06-12-1991, Ronald J. Pang, M.D.	37,500(18)	37,500	0	0
1999 Berman Family Trust - Mark & Sharon Berman	25,000(19)	25,000	0	0
Alfred Feldman	165,000(20)	165,000	0	0
Alfred Sladowsky & Frayda Sladowsky	25,000(21)	25,000	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Allan A. Schultz	25,000(22)	25,000	0	0
Allen L. Zecha	25,000(23)	25,000	0	0
Amit Patel	45,000(24)	45,000	0	0
Anita Marie Montgomery	25,000(25)	25,000	0	0
Arnold Bryman	25,000(26)	25,000	0	0
Bryan C.K. Tan	45,000(27)	45,000	0	0
CYM 401(k) Plan U/A 02-01-93, FBO: William Yuen, TTEE	25,000(28)	25,000	0	0
Daniel L. Schuster	25,000(29)	25,000	0	0
David Ofman & Brian S. Siegel	45,000(30)	45,000	0	0
Denis Y. Wong Revocable Living Trust, dtd 04-29-83, Denis Y. Wong, TTEE	50,000(31)	50,000	0	0
Devorah Kleinberg & Sidney Kleinberg	25,000(32)	25,000	0	0
Edward Dougherty	25,000(33)	25,000	0	0
Eric Malicky & Kathryn J. Kostic	25,000(34)	25,000	0	0
Franco Pietroforte	25,000(35)	25,000	0	0
Hersh J. Goldberg & Esther B. Goldberg	25,000(36)	25,000	0	0
Hershel K. Feldman	45,000(37)	45,000	0	0
Howard J. Antosofsky	45,000(38)	45,000	0	0
James M. Connell	25,000(39)	25,000	0	0
Jerome A. Shinkay	25,000(40)	25,000	0	0
Jerry A. Smith	25,000(41)	25,000	0	0
Jonathan Sopher	53,014(42)	45,000	8,014	*
Kenneth D. Crooks	25,000(43)	25,000	0	0
Madison J. Batt	25,000(44)	25,000	0	0
Menachem Genack & Sarah Genack	105,000(45)	105,000	0	0
Michael D. Laskow & Debra A. Laskow	25,000(46)	25,000	0	0
Moshe Barash & Riva Barash	25,000(47)	25,000	0	0
NFS LLC, FMTC, FBO: Bruce Mitchell Rosen	25,000(48)	25,000	0	0
NFS LLC, FMTC, FBO: Thomas L. Potter	25,000(49)	25,000	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
NFS LLC, FMTC, FBO: Wendell Y.K. Leong	25,000(50)	25,000	0	0
Patricia M. Tipton	25,000(51)	25,000	0	0
Robert K. Gleeson	25,000(52)	25,000	0	0
Spiros Nasiopoulos	25,000(53)	25,000	0	0
Sterling Trust Company, Custodian, FBO: Aaron L. Heimowitz, A/C 86225	98,536(54)	98,536	0	0
Sterling Trust Company, Custodian, FBO: Adolph Rabinovitz	25,000(55)	25,000	0	0
Ivan H. Norman	170,152(56)	170,152	0	0
Striks Properties, LP	25,000(57)	25,000	0	0
Tadami Miyamoto & Theodore T. Miyamoto	25,000(58)	25,000	0	0
Tamar Lehmann	25,000(59)	25,000	0	0
Terry Brittian	25,000(60)	25,000	0	0
Thomas J. Boldt & Renee S. Boldt	25,000(61)	25,000	0	0
Thomas T.F. Huang	25,000(62)	25,000	0	0
Elizabeth J. Cozzolino	20,000(63)	20,000	0	0
The Feldman Company	105,000(64)	105,000	0	0
NFS LLC, FMTC, FBO: Andrew Peruzzi	20,000(65)	20,000	0	0
Karen A. Novak & Phillip M. Novak	15,000(66)	15,000	0	0
NFS LLC - FMTC, FBO: Steve Kleemann	15,000(67)	15,000	0	0
James F. Crowley	5,000(68)	5,000	0	0
Wiliam A. Foderaro	25,000(69)	25,000	0	0
Kenneth M. Webdale	9,000(70)	9,000	0	0
John E. Schwindler	5,000(71)	5,000	0	0
Ronald W. Joller	5,000(72)	5,000	0	0
Archie Spring	12,500(73)	12,500	0	0
Chester Cromwell	12,500(74)	12,500	0	0
Chris Walker	12,500(75)	12,500	0	0
Edward H. Clowes	12,500(76)	12,500	0	0
George Stickler & Pamela Stickler	12,500(77)	12,500	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Rodney Casada	12,500(78)	12,500	0	0
Timothy A. Marshall	12,500(79)	12,500	0	0
Weldon E. Viertel	32,500	32,500	0	0
Robert C. Shelton Jr.	10,000	10,000	0	0
Alan L. Freed	10,000	10,000	0	0
Roman Mashaiv	40,000	40,000	0	0
Steve Klein	24,000	24,000	0	0
Nachum Stein & Feige Stein	20,000	20,000	0	0
Scott Sorkin	10,000	10,000	0	0
NFS, LLC - FMTC FBO: Eric Sjolund	19,600(80)	19,600	0	0
Harrison Kletzel	40,000	40,000	0	0
Robert C. Weinstein & Michael Gartenberg	20,000	20,000	0	0
Hasenfeld-Stein, Inc, Pension Trust & Nachum Stein	20,000	20,000	0	0
NFS, LLC - FMTC FBO: William Madden	10,000	10,000	0	0
Abraham Slomivics & Rachel Slomovics	50,000	50,000	0	0
Keow Kia Woon	20,000	20,000	0	0
NFS, LLC - FMTC FBO: Robert M. Dunaway	10,000	10,000	0	0
Nobuyuki Kondo	20,000	20,000	0	0
Mark Hoffmann	12,000	12,000	0	0
Dennis Morelli & Marcia Morelli	10,000	10,000	0	0
Clarence W. Fowler	20,000	20,000	0	0
McEnulty Revocable Living Trust u/a 11/17/03, Frank E. McEnulty & Cheryl A. McEnulty	6,000	6,000	0	0
Gordon M. Smith	10,000	10,000	0	0
Fever Family Partnership, Daniel J. Fever & Naomi Fever	20,000	20,000	0	0
Feryal Altinis	5,000	5,000	0	0
Yvette B. Morrill	20,000	20,000	0	0
The Benjamin & Dorothy Carmichael Rev. Trust dtd 3/23/05, Benjamin Carmichael & Dorothy Carmichael, TTEE	20,000	20,000	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Jugee Profit Sharing Plan & Trust FBO: Jamie Farr	40,000	40,000	0	0
NFS, LLC - FMTC FBO: Jennie A. Pang	20,000	20,000	0	0
NFS, LLC - FMTC FBO: August Vinhage	20,000	20,000	0	0
Mary Chin Dang Revocable Trust & Mary Chin Dang, TTEE	20,000	20,000	0	0
Envest P. Andrews	6,000	6,000	0	0
William Tyler Peterson	20,000	20,000	0	0
Raymond M. Yeung	15,000	15,000	0	0
Tapscott Family Rev. Intervivos Trust dtd 11/21/94, Wilbur Tapscott & Jacqueline Tapscott, TTEE	20,000	20,000	0	0
Michael David Hong, Attorney LLC, Profit Sharing 401K Plan 4/1/88, FBO: Michael D. Hong, TTEE	20,000	20,000	0	0
Biss Family Trust, Leonard Biss & Gloria Biss, TTEE	40,000	40,000	0	0
Mitchell Muntner	20,000	20,000	0	0
Joseph Fumosa	10,000	10,000	0	0
NFS, LLC FMTC FBO: Thomas H. Wollenweber	20,000	20,000	0	0
Rutgers Casualty Insurance Company & Nachum Stein - Chairman	20,000	20,000	0	0
Ronald W. Joller & Patricia Joller	4,000	4,000	0	0
Joseph Taub	32,000	32,000	0	0
Alice Nichols	10,000	10,000	0	0
Eli P.J. Goykodosh	10,000	10,000	0	0
Douglas Watson & Tammi Watson	15,000	15,000	0	0
Helene Sayegh	10,000	10,000	0	0
Garth A. Lloyd Trust dated 8-19-96 & Garth A. Lloyd	20,000	20,000	0	0
NFS, LLC FMTC Morris Lasson, PhD PSP & FBO Morris Lasson	40,000	40,000	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Frank A. Comte	20,000	20,000	0	0
Neeyar Distributors & Ira Schlesinger, President	20,000	20,000	0	0
Dudley Muth IRA	4,000	4,000	0	0
Eric Norman	10,000	10,000	0	0
Harry Schrader & Joyce E. Schrader	20,000	20,000	0	0
Barbara Treitel	20,000	20,000	0	0
Volckhausen Investment Associates	20,000	20,000	0	0
NFS/FMTC Roth IRA FBO Joseph J. Mastrantonio	31,400(81)	31,400	0	0
Gary Isamu Kondo Revocable Living Trust & Gary I. Kondo, TTEE	20,000	20,000	0	0
James R. Brazzle & Melanie Brazzle	10,000	10,000	0	0
Marilyn K. Burley	20,000	20,000	0	0
Jacob Mandel	25,000	25,000	0	0
Melvin P. Meyer & Michele Meyer	20,000	20,000	0	0
Robert D. Kerbs	10,000	10,000	0	0
DWM Estate Trust & Dennis Morelli, President	10,000	10,000	0	0
Walter Carl Joller, Jr. & Susan Lynn Joller	4,000	4,000	0	0
Shirley Ann Goggin & Sherry Goggin	10,000	10,000	0	0
Anthony J. Jacobson	40,000	40,000	0	0
Mark Christopher Jessen	10,000	10,000	0	0
NFS, LLC FBO: Marvin Schulhof	19,200	19,200	0	0
Thomas P. Fitzgerald & Angela Fitzgerald	20,000	20,000	0	0
Robert V. Bottaro & Phyllis M. Bottaro	8,000	8,000	0	0
Marvin D. Preuss	10,000	10,000	0	0
Jason Katz & Max Markus Katz	20,000	20,000	0	0
Anthony N. Henggeler and Mildred L. Henggeler Trust & Ralph R. Henggler, TTEE	40,000	40,000	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Vienna Sui Cheung Hou	40,000	40,000	0	0
Roger A. Watson	10,000	10,000	0	0
Jack B. Gethmann	10,000	10,000	0	0
Ronald L. Lightfoot & Kitty O. Lightfoot	20,000	20,000	0	0
Douglas A. Knowles & Lauren M. Knowles	10,000	10,000	0	0
John T. Singer & Theresa A. Singer	24,000	24,000	0	0
Karen R. Kroning & Robert L. Kroning	8,000	8,000	0	0
Thomas Amalfitano	8,000	8,000	0	0
Valeva B. Dismukes	40,000	40,000	0	0
KDK Investments, Inc. & Damian Gallagher, President	28,000	28,000	0	0
Mary Ellen Brennan	10,000	10,000	0	0
Franklin P. Fromhagen	20,000	20,000	0	0
Mary Katherine Law Revocable Trust & Mary Katherine Law, TTEE	10,000	10,000	0	0
NFS, LLC - FMTC FBO: Donald J. Van Der Hart	20,000	20,000	0	0
NFS, LLC - FMTC FBO: Robert K. Harlan	20,000	20,000	0	0
Agron Moulai & Beth Ann Bottaro	8,000	8,000	0	0
Donovan H. Ehrhardt & Nancy C. Ehrhardt	40,000	40,000	0	0
Pamela J. Adelamini & Firooz Adelamini	8,000	8,000	0	0
NFS, LLC - FMTC FBO: George Christensen	25,600	25,600	0	0
Timothy J. Reardon & Martica Reardon	12,000	12,000	0	0
Jerry D. Barach & Norma N. Barach	10,000	10,000	0	0
Ira Klau	10,000	10,000	0	0
Takaaki Ogawa	20,000	20,000	0	0
Jonathan Herzog NFS, LLC - FMTC FBO	40,000	40,000	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Norman R. Verros	10,000	10,000	0	0
NFS, LLC - FMTC FBO: Bruce W. Rourks	20,000	20,000	0	0
Carl Dan Killian, Jr.	10,000	10,000	0	0
Lucky Roman & Marina Roman	20,000	20,000	0	0
Joel D. Seuder, IRA Rollover	20,000	20,000	0	0
Virginia Palmer	10,000	10,000	0	0
Gary Asson	10,000	10,000	0	0
Mark Niu	20,000	20,000	0	0
NFS, LLC - FMTC FBO: Karen Nioma Whiteley	20,000	20,000	0	0
BJM Partners, LLC & Bennett WO, Manager	20,000	20,000	0	0
The Robert O. Nigra 1998 Trust & Robert Nigra, TTEE	10,000	10,000	0	0
Joseph R. Nemeth Living Trust u/a/d 12/6/72 & Joseph R. Nemeth, TTEE	160,000	160,000	0	0
Joshua Fox	20,000	20,000	0	0
Earl S. Blackaby & Sandra L. Blackaby	20,000	20,000	0	0
William V. Cardinale	10,000	10,000	0	0
Mark Levy	10,000	10,000	0	0
Douglas E. Scarlett & Mary Ann Scarlett	10,000	10,000	0	0
David R. Sixta	20,000	20,000	0	0
Duane Dean Tindall, Michael E. Tindall, Tracy A. Tindall & Paul J. Tindall	30,000	30,000	0	0
Julian Adams	10,000	10,000	0	0
Marilyn Pierson 1987 Rev. Living Trust & Marilyn A. Pierson, TTEE	20,000	20,000	0	0
The Carol E. Sawyer Living Trust & Carol E. Sawyer, TTEE	10,000	10,000	0	0
Michael Savage	20,000	20,000	0	0
Peter P. Suarez	20,000	20,000	0	0
Douglas C. Shanholtz	20,000	20,000	0	0
Ruth Kamuri Koga & Suzanne Mino Koga	20,000	20,000	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Daniel R. Murphy	20,000	20,000	0	0
Patricia Avve Saffin Rollover IRA	20,000	20,000	0	0
Rory Lerman Green	20,000	20,000	0	0
Hersh J. Goldberg	10,000	10,000	0	0
Curtis P. Moran	20,000	20,000	0	0
Kelly D. Moran	20,000	20,000	0	0
The E.C. Rector Liquid Estate Family Limited Partnership & Edgar C. Rector, Gen. Partner	20,000	20,000	0	0
Russell Rheingrover	20,000	20,000	0	0
John D. Macadam & Franci L. Macadam	10,000	10,000	0	0
Mitchell Sawasy & Susan Sawasy	29,000	29,000	0	0
NFS, LLC FBO: Susan Fitzgerald - Roth IRA	20,000	20,000	0	0
Caitlin Kelley	20,000	20,000	0	0
Mark Goodman	20,000	20,000	0	0
Uriel Benami & Henrietta Benami	10,000	10,000	0	0
Sidney Hirth	10,000	10,000	0	0
Michael K. Blackaby	20,000	20,000	0	0
Anthony B. Brand	10,000	10,000	0	0
Linda F. Derechailo	14,000	14,000	0	0
Burchard N. Iler	80,000	80,000	0	0
Daniel E. Brennan	10,000	10,000	0	0
LJG Asset Management, Inc. & Gualberto Diaz, President	80,000	80,000	0	0
Michael Plunkett	20,000	20,000	0	0
The Elizabeth R. Burson Eev Trust & Elizabeth Burson, TTEE	20,000	20,000	0	0
NFS, LLC - FMTC FBO: Constance Goonin	10,000	10,000	0	0
Daniel Keut Huenergardt	10,000	10,000	0	0
Charles Wayne Stover & Katherine Lorene Stover	10,000	10,000	0	0
Jacqueline B. Fenchel	10,000	10,000	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
East Valley Anesthesia Inc., PS MPP & T, Brian K. Hyman, TTEE	40,000	40,000	0	0
Lauren Knowles & Doug Knowles	4,000	4,000	0	0
Scott D. Whiting & Jeri O. Whiting	10,000	10,000	0	0
Debra Heimowitz & Philip Heimowitz	10,000	10,000	0	0
Robert A. Latham, Sr.	40,000	40,000	0	0
Philip Wachsman	20,000	20,000	0	0
Tim Blackwell	20,000	20,000	0	0
Nurka Moulai & Kemal Moulai	4,000	4,000	0	0
Steven W. Walsh	12,500	12,500	0	0
Joshua Levy	10,000	10,000	0	0
Leland C. March	10,000	10,000	0	0
George M. Koga, Revocable Living Trust & George M Koga, TTEE	40,000	40,000	0	0
Richard Imbert	400,000	400,000	0	0
Boon Seng Tan	20,000	20,000	0	0
John D. Cooke	20,000	20,000	0	0
Kwang Joo Lim	100,000	100,000	0	0
Dan Garfi	10,000	10,000	0	0
Carl F. Zellers	20,000	20,000	0	0
Roberta K. Wong, Rev. Trust Dated 4/29/1983, Roberta K. Wong & Denis Y. Wong TTEE	40,000	40,000	0	0
Darlene R. Gratton	10,000	10,000	0	0
Nicole Englander	20,000	20,000	0	0
Wayne D. Stienstra	10,000	10,000	0	0
Rosewood Holdings, LLC & Mark Ferraro, President	40,000	40,000	0	0
Susan Fitzgerald	10,000	10,000	0	0
William L. Holder, Jr. & Melinda J. Holder	30,000	30,000	0	0
Michael Evan Jacques & Kim Diane Jacques	20,000	20,000	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Harvey C. Gannon, Jr. Revocable Trust & Harvey C. Gannon, Jr., TTEE	20,000	20,000	0	0
NFS, LLC - FMTL FBO: Ellouise I. Meinders	10,000	10,000	0	0
Robert S. Rogers & Susan E. Holton-Rogers	10,000	10,000	0	0
NFS, LLC - FMTC FBO Elapully V. Ganapathy	10,000	10,000	0	0
NFS, LLC - FMTC FBO: Robert R. Dukes	12,000	12,000	0	0
NFS - LLC FBO: Benzion 0.pka, IRA	20,000	20,000	0	0
Jennifer Donahue Interior Design, Inc. Profit Sharing Plan, Jennifer and Michael Donahue, Trustees	20,000(82)	20,000	0	0
James L. Dorman & Beverly O. Dorman	100,000	100,000	0	0
NFS, LLC - FMTC FBO: J. David Maddox	10,000	10,000	0	0
Scott Creek	10,000	10,000	0	0
Madison Batt	20,000	20,000	0	0
Asher Gottesman	20,000	20,000	0	0
Richard S. Bibler	60,000	60,000	0	0
David McCollister	5,000	5,000	0	0
Sanju Goswami	20,000	20,000	0	0
Brad C. Earnest	10,000	10,000	0	0
Corey Smith	10,000	10,000	0	0
Cynthia E. Chew	20,000	20,000	0	0
Jacqueline Brandwynne	100,000	100,000	0	0
NFS LLC, FMTC FBO: Denis Wong	80,000(83)	80,000	0	0
John L. Bernhardt	20,000	20,000	0	0
Brian K. Hyman	60,000	60,000	0	0
Piper Jaffray Custodian FBO: James F. Riederer	20,000	20,000	0	0
Thomas Bentley III	10,000	10,000	0	0
Allen F. Radtke, Jr.	20,000	20,000	0	0
Mark R. Zellmer	10,000	10,000	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
William M. Shows & Paul G. Shows	20,000	20,000	0	0
Paul R. Votto	20,000	20,000	0	0
Ronald A. Bero	40,000	40,000	0	0
Cecil B. Sanders	10,000	10,000	0	0
Mila Horak	10,000	10,000	0	0
William J. Gallagher	10,000	10,000	0	0
Duane L. Bruxvoort & Dorothy J. Bruxvoort	10,000	10,000	0	0
Terry Lee Tyler	20,000	20,000	0	0
Richard A. Searfoss & Julie M. Searfoss	24,000	24,000	0	0
Douglas Metcalf	20,000	20,000	0	0
Craig Epstein	5,600	5,600	0	0
Donald L. Eldart	5,000	5,000	0	0
Mark F. Gable & Angels N. Gable	4,000	4,000	0	0
Robert Gwinn III	40,000	40,000	0	0
First Trust Corp. FBO: Kitty D. Lightfoot	20,000	20,000	0	0
Joseph A. Siemer & Claire T. Siemer	20,000	20,000	0	0
Robert A. Lee	20,000	20,000	0	0
The Eldart Family Trust of 1994 & Donald L. Eldart, TTEE	5,000	5,000	0	0
Robert Raymond Dukes & Selene Winslow Dukes	8,000	8,000	0	0
M. Power, Inc. & Michael Kaufman, President	20,000	20,000	0	0
Louis P. Kreisberg	40,000	40,000	0	0
First Trust Corporation & Michael Bain TTEE	40,000	40,000	0	0
Don Deere	10,000	10,000	0	0
Deborah A. Dentry Bassett	20,000	20,000	0	0
David Foni & Adriana Foni	40,000	40,000	0	0
Kevin McKiever	10,000	10,000	0	0
Mark D. Weisberger	61,030	20,000	41,030	*
George W. Sibley & Mary E. Sibley	30,000	30,000	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Lilia Zawoznik	20,000	20,000	0	0
Robert Wolfgram & Milica Wolfgram	10,000	10,000	0	0
John J. Wills	10,000	10,000	0	0
Ronald J. Meier	10,000	10,000	0	0
Joe Underwood	20,000	20,000	0	0
NFS, LLC LP Dept. FBO Richard Funderburgh	40,000	40,000	0	0
Peador Faramarzi	164,375	80,000	84,375	*
YKA Partners, Ltd., Kenneth C. Aldrich & Yvonne Aldrich, General Partner	40,000	40,000	0	0
Morgan Stanley CIF, FBO Paul W. Schnetzky	25,000	25,000	0	0
Gregory Lee Brandon	20,000	20,000	0	0
Nathan Korman	40,000	40,000	0	0
Thomas J. Kuesel	20,000	20,000	0	0
Jeffrey Jorgenson	40,000	40,000	0	0
Gary R. Kuphall	20,000	20,000	0	0
Frederick & Company, Inc.	100,000	100,000	0	0
Paul M. Kolosso	20,000	20,000	0	0
Trigon, Inc. & John P. Crotty, President	40,000	40,000	0	0
NFS UC A.I. Dept. FBO: Stanley Wagner	10,000	10,000	0	0
Charles Yanke	40,000	40,000	0	0
David King Aymond	40,000	40,000	0	0
The Darling Family Trust, Phillip Hartwell Darling & Susan Lynn Darling	20,000	20,000	0	0
Rolk T. Homgren	20,000	20,000	0	0
Horizon Capital Fund LP	40,000	40,000	0	0
Daniel V. Schoenerker	20,000	20,000	0	0
John C. Koss	20,000	20,000	0	0
NFS LLC - FMTC FBO: Irma L. Tucker	10,000	10,000	0	0
Clyde McNeal	40,000	40,000	0	0
John Ryan	20,000	20,000	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Paul Weisbart & Lillian R. Weisbart	160,000	160,000	0	0
Weist Family Trust & Robert D. Weist, TTEE	100,000	100,000	0	0
Vahe and Norma Imasdounian 2004 Family Trust, Vahe Imasdounian & Norma Imasdounian	20,000	20,000	0	0
Don L. Truex D.D.S. Profit Sharing Trust & Don L. Truex, TTEE	20,000	20,000	0	0
NFS LLC LP Dept. FBO: Edward Levy Sep IRA	91,686	32,800	58,886	*
William Fletemeyer	20,000	20,000	0	0
Vaso Stojic	10,000	10,000	0	0
NFS LLC - FMTC FBO: Frank A. Dobrovich	20,000	20,000	0	0
NFS LLC FMTC FBO: Steven Crnkovich	20,000	20,000	0	0
Sterling Trust Company Custodian FBO: Grant G. Heller	20,000	20,000	0	0
Darla Rennebohm	12,500	12,500	0	0
NFS, LLC - FMTC FBO: Cardinale Associates - FBO: William V. Cardinale	18,000(84)	18,000	0	0
NFS, LLC - FMTC FBO: Brian D. Thiessen	20,000	20,000	0	0
Brookstreet Securities Corporation	696,073(85)	696,073	0	0
Susan Marie Hayes	348,836(86)	348,836	0	0
Neil D. Dabney	348,836(87)	348,836	0	0
James P. Somers	42,648(88)	42,648	0	0
BMA Securities	1,600(89)	1,600	0	0
Frederick & Company	59,600(90)	59,600	0	0
The Shemano Group	31,680(91)	31,680	0	0
Timothy Adkins	20,800(92)	20,800	0	0
Ernest Arnold	3,200(93)	3,200	0	0
Burt Bartlett	58,900(94)	58,900	0	0
Stephen Beniak	11,200(95)	11,200	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Thomas J. Brough	21,600(96)	21,600	0	0
Kevin Browne	17,600(97)	17,600	0	0
Bruce Campbell	1,600(98)	1,600	0	0
Michael Dultz	23,320(99)	23,320	0	0
Charles Ferrill	1,600(100)	1,600	0	0
Bernard F. Gratton	800(101)	800	0	0

William V. Ireland II	12,000(102)	12,000	0	0
Richard Kerbs	24,160(103)	24,160	0	0
Nobuyuki Kondo	6,400(104)	6,400	0	0
Jacob Neiman	48,000(105)	48,000	0	0
Belia Palas	1,600(106)	1,600	0	0
William Peterson	13,600(107)	13,600	0	0
Daryll Pryor	19,200(108)	19,200	0	0
Juan Rosario	800(109)	800	0	0
Phillip Rosenbaum	2,400(110)	2,400	0	0
Richard Saitta	65,600(111)	65,600	0	0
Jonathan Sheinkop	800(112)	800	0	0
David Singer	5,120(113)	5,120	0	0
Steven Smith	11,200(114)	11,200	0	0
Terry Tyler	1,600(115)	1,600	0	0
Eric Van Wyngarden	2,400(116)	2,400	0	0
Ronald Van Wyngarden	12,800(117)	12,800	0	0
Warren Woon	243,360(118)	243,360	0	0
Robert & Debra Bain	313,975(119)	271,788	42,187	*
Moshe Bellows	40,833(120)	7,500	33,333	*
Blumenfeld Family Trust	47,250(121)	20,250	27,000	*
Jeffrey Feld	787,824(122)	700,000	87,824	*
California Neurosurgical Pension	136,111(123)	25,000	136,111	*
Harvey & Sandra Cohen Living Trust	200,851(124)	39,375	161,476	*
Josi Eshkenazi	404,565(125)	187,500	217,065	*
David & Batia Hofstadter	247,286(126)	114,894	132,392	*
Rena Kramer	47,250(127)	20,250	27,000	*
Chana Kurtzman	37,500(128)	37,500	0	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Lesin Family Trust	283,672(129)	90,625	193,047	*
Lintz Family Trust	2,578,184(130)	1,432,000	1,146,184	3.1%
Lipman Family Trust	75,000(131)	75,000	0	0
Maller Estate Planning Trust	627,778(132)	100,000	527,778	1.4%
Jeffrey & Avila Maller, Husband & Wife Community Property	103,334(133)	20,000	83,334	*
Dan L. Mcgurk	161,982(134)	52,500	109,482	*
Neuman Family Trust 3rd Complete Restatement as amendement & Fully Restated 12/13/05, Tibor Neumann & Ericka Neumann, TTEE	714,936(135)	267,500	447,436	1.2%
Drew Rayman	1,532,553(136)	1,225,000	307,553	*
Elisha Rothman	136,111(137)	25,000	111,111	0
Michael Shiffman TTEE Michael Shiffman MD Pension Trust	168,171(138)	25,000	143,171	*
Jonathan Sternberg & Miriam Steinberg	340,278(139)	62,500	277,778	0
Jeffrey Ungar	4,420,060(140)	488,000	3,932,060	10.5%
Mark Zigner	61,665(141)	15,000	46,665	0
Christine Hanneman	100,000(142)	100,000	0	0
Sylvain Silberstein	36,000	36,000	0	0
Roberta & Yachov Shuchatowitz	121,182	25,000	96,182	*
Cindy Karen Trust	50,000	50,000	0	0
GW Investments	52,187	10,000	42,187	*
Braun Family Trust & Maumcio Braun, TTEE	126,665	90,000	36,665	*
Bergher Family Trust	66,062	25,000	41,062	*
Dan Bergher Trustee for Lauren Emily Bergher Trust	32,506	12,500	20,006	*
Dan Bergher Trustee for Jennifer Pauline Bergher Trust	32,506	12,500	20,006	*
George & Theresa Afram	66,665(143)	39,999	26,666	0
John Udeani	33,750(144)	20,250	13,500	0
Nabil A. Emmad	217,000(145)	122,000	95,000	0
Merrill A. McPeak	67,916(146)	20,000	47,916	*
Ury Family Investments LP, Israel Ury & Betty Ury	123,310(147)	20,000	103,310	0

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
			Number of Shares(2)	Percentage
Richardson & Patel, LLP	22,220(148)	11,110	11,110	*
RP Capital, LLC	22,219(149)	11,110	11,110	*
Corporate Capital Partners	399,946(150)	199,973	199,973	*

*	Less than one percent.

1.
The number and percentage of share beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

2.	Assumes that all shares will be resold by the Selling Security Holders after this offering.

3.
Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007 and up to 51,666 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on August 1, 2010. Also includes up to 111,111 shares of common stock issuable upon conversion of certain subordinated secured notes that will not be registered in this offering.

4.	Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

5.	Includes up to 20,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

6.
Includes up to 16,050 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007. Mr. Yekutiel was a former director of our wholly-owned subsidiary, Quintessence Photonics Corporation.

7.	Includes up to 15,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

8.	Includes up to 15,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

9.	Includes up to 15,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

10.	Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

11.	Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

12.	Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

13.	Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

14.	Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

15.	Includes up to 20,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

16.	Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

17.	Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

18.	Includes up to 7,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

19.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

20.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

21.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

22.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

23.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

24.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

25.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

26.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

27.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

28.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

29.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

30.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

31.	Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

32.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

33.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

34.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

35.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

36.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

37.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

38.
Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007. Includes 20,000 shares of common stock in the name of “NFS, LLC - FMTC FBO: Howard Antosofsky.”

39.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

40.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

41.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

42.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

43.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

44.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

45.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

46.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

47.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

48.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

49.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

50.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

51.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007

52.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

53.	Includes up to 5,0000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

54.
Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007. Includes up to 73,536 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

55.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

56.
Includes (1) 19,904 shares of common stock and (2) up to 4,976 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007; such stock and warrant certificates were issued in the name of “Sterling Trust Company, Custodian, FBO: Ivan H. Norman, A/C 86380.” Also includes 80,000 shares issued in the name of “NFS, LLC, FMTC FBO: Ivan Norman”. Includes up to 65,272 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

57.
Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007. The natural person with voting and investment power for the stockholder is David M. Striks, as President of LSD Properties Ltd., the general partner of the stockholder. Mr. Striks is also a person with voting and investment control for LSP Properties Pension Fund, a holder of 58,507 shares of our common stock that is not being registered in this offering.

58.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

59.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

60.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

61.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

62.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

63.	Includes up to 4,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

64.
Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007. The natural person with voting and investment power of shares for The Feldman Company, Inc. is Alfred Feldman.

65.	Includes up to 4,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

66.	Includes up to 3,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

67.	Includes up to 3,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

68.	Includes up to 1,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

69.
Includes up to 1,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007. Also includes 20,000 shaers held in the name of “Charles Schwab FBO:William A. Foderaro Roth IRA.”

70.	Includes up to 1,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

71.	Includes up to 1,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

72.	Includes up to 1,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

73.	Includes up to 2,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

74.	Includes up to 2,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

75.	Includes up to 2,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

76.	Includes up to 2,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

77.	Includes up to 2,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

78.	Includes up to 2,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

79.	Includes up to 2,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.50 per share of common stock and expiring on November 12, 2007.

80.
Includes up to 9,600 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

81.	Includes 5,000 shares issued in the name of “NFS, LLC - FMTC Joseph J. Mastrantonio.”

82.	Michael Donahue, the Trustee of the Jennifer Donahue Interior Design, Inc. Profit Sharing Plan, is an attorney at Richardson & Patel LLP, our legal counsel.

83.
Includes up to 40,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

84.
Includes up to 8,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

85.
Includes up to 696,073 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The natural person with voting and investment powers for this entity is Steve Washburn. Brookstreet is a broker-dealer.

86.
Includes up to 348,836 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. Susan Hayes is an employee or independent contractor of Brookstreet.

87.
Includes up to 348,836 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. Neil Dabney is an employee or independent contractor of Brookstreet.

88.
Includes up to 42,648 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. James P. Somers is an employee or independent contractor of Brookstreet.

89.
Includes up to 1,600 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. BMA Securities is a broker-dealer. The natural person with voting and investment powers for this stockholder is Len Rothstein.

90.
Includes up to 59,600 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. Frederick & Co. is a broker-dealer. The natural person with voting and investment powers for this stockholder is Lon Frederick.

91.
Includes up to 31,680 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The Shemano Group is a broker-dealer. The natural person with voting and investment powers for this stockholder is Dudley Muth.

92.
Includes up to 20,800 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

93.
Includes up to 3,200 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

94.
Includes up to 58,900 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

95.
Includes up to 11,200 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

96.
Includes up to 21,600 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

97.
Includes up to 17,600 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

98.
Includes up to 1,600 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

99.
Includes up to 23,320 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

100.
Includes up to 1,600 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

101.
Includes up to 800 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

102.
Includes up to 12,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

103.
Includes up to 12,160 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

104.
Includes up to 6,400 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

105.
Includes up to 48,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

106.
Includes up to 1,600 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

107.
Includes up to 13,600 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

108.
Includes up to 19,200 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

109.
Includes up to 800 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

110.
Includes up to 2,400 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

111.
Includes up to 65,600 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

112.
Includes up to 800 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

113.
Includes up to 5,120 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

114.
Includes up to 11,200 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

115.
Includes up to 1,600 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

116.
Includes up to 2,400 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

117.
Includes up to 12,800 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

118.
Includes up to 243,360 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on July 19, 2011. The warrant holder is an employee or independent contractor of Brookstreet.

119.	Includes up to 271,788 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on April 9, 2009.

120.	Includes up to 7,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on August 1, 2010.

121.	Includes up to 20,250 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on April 9, 2009.

122.
Includes up to 700,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on May 24, 2010. The stockholder’s shares registered under this offering are subject to a lock-up agreement with the Registrant.

123.
Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on November 12, 2007. Also includes up to 111,111 shares of common stock issuable upon conversion of certain promissory notes that will not be registered in this offering. The natural person with voting and investment powers is Morris Loffman. Mr. Loffman also has voting and investment powers with respect to the Morris & Sonia Loffman Family Trust, which holds 44,882 shares of our common stock.

124.
Includes up to 39,375 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on May 24, 2010. Also includes options to purchase 3,333 shares of common stock at $0.38 that expire on February 8, 2014 and options to purchase 5,000 shares of common stock with an exercise price of $1.25 per share that expire on February 8, 2016 held by Mr. Harvey Cohen. Also includes shares of common stock to be issued upon conversion of certain senior secured notes. neither the shares underlying the options nor promissory note will be included in the offering.

125.	Includes up to 187,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on May 24, 2010.

126.
Includes up to 37,500 and 77,394 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on May 24, 2010 and April 9, 2009, respectively.

127.	Includes up to 20,250 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on April 9, 2009.

128.	Includes up to 37,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on May 24, 2008.

129.
Includes up to 65,625 and 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on May 24, 2010 and August 1, 2010, respectively. Also includes up to 7,689 shares of common stock issuable upon conversion of certain senior secured notes and 111,111 shares of common stock issuable upon conversion of certain subordinated secured notes that will not be registered in this offering.

130.
Includes up to 700,000, 192,000, 180,000, 180,000, and 180,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on May 24, 2010, November 25, 2010, January 31, 2011, March 31, 2011, and April 30, 2011, respectively. Mr. Lintz is our Chief Financial Officer and a member of our Board of Directors. Shares issuable under these warrants are subject to a lock-up agreement entered into by Mr. Lintz and the Company.

131.	Includes up to 75,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on May 24, 2008.

132.
Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on August 1, 2010. Also includes up to 444,444 shares of common stock issuable upon conversion of certain subordinated secured notes that will not be registered in this offering.

133.	Includes up to 20,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on August 1, 2010.

134.
Includes up to 52,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on May 24, 2010. Also includes up to 6,151 shares of common stock issuable upon conversion of certain senior secured notes that will not be registered in this offering.

135.
Includes up to 157,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on May 24, 2010 and 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on August 1, 2010. Also includes up to 18,453 shares of common stock issuable upon conversion of certain promissory notes that will not be registered in this offering.

136.
Includes up to 1,225,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on May 24, 2010. Also includes 307,553 shares issuable upon conversion of subordinated secured notes that will not be registered in this offering. The stockholder’s shares registered under this offering are subject to a lock-up agreement with the Registrant.

137.
Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on August 1, 2010. Also includes up to 111,111 shares of common stock issuable upon conversion of certain subordinated secured notes that will not be registered in this offering.

138.
Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on August 1, 2010. Also includes up to 111,111 shares of common stock issuable upon conversion of certain promissory notes that will not be registered in this offering.

139.
Includes up to 62,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on August 1, 2010. . Also includes up to 277,778 shares of common stock issuable upon conversion of certain subordinated secured notes that will not be registered in this offering.

140.
Dr. Ungar is our Chief Executive Officer and a member of our Board of Directors. This number includes shares underlying warrants to purchase 128,000, 120,000, 120,000 and 120,000 shares that expire on November 25, 2010; January 31 2011, March 31, 2011 and April 30 2011, respectively, all at an exercise price of $1.25 per share. Dr. Ungar has executed a lockup agreement that restricts the sales of shares of our common stock.

141.	Includes up to 5,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on August 1, 2010.

142.	Includes up to 100,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on March 3, 2009.

143.	Includes up to 39,999 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on April 9, 2009.

144.	Includes up to 20,250 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on April 9, 2009.

145.	Includes up to 122,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.25 per share of common stock and expiring on April 9, 2009.

146.	Gen. McPeak is a member of our Board of Directors.

147.	Mr. Ury is a member of our Board of Directors.

148.	Richardson & Patel LLP is our legal counsel.

149.	The natural person with voting and investment power for RP Capital LLC is Erick Richardson. Erick Richardson is a partner of Richardson & Patel LLP, our legal counsel.

150.	The natural person with voting and investment power for Corporate Capital Partners is Michael Donahue. Michael Donahue is an attorney of Richardson & Patel LLP, our legal counsel.

* Less than 1.0 percent.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

We had outstanding 37,311,506 shares of common stock as of the date of this prospectus. All of the shares registered pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”) except for certain shares held by our Chief Executive Officer, Jeffrey Ungar, and our Chief Financial Officer, George Lintz, which are further limited by certain share transferability agreements. If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding, which equals approximately 373,115 shares in our company as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Rule 144(k)

Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Plan of Distribution

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders, and as principal or through one or more underwriters, brokers, dealers or agents from time-to-time in one or more transactions (which may involve crosses or block transactions) (i) on the OTC Bulletin Board or any other market on which the price of our shares of common stock are quoted, or (ii) in transactions otherwise than on the OTC Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all 50 states. In addition, in certain states the shares of common stock in this offering may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all of the expenses incident to the registration, offering, and sale of the shares of common stock to the public hereunder other than commissions, fees, and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the Brookstreet Investors against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We estimate that the expenses of the offering to be borne by us will be approximately $124,423. These offering expenses consist of an SEC registration fee of $4,423, printing and engraving fees and expenses of $10,000, audit fees of $50,000, legal fees and expenses of $50,000, and miscellaneous expenses of $10,000 and blue sky expenses of $14,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this Prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying Registration Statement must be filed with the Commission.

Legal Proceedings

We are not a party to any pending legal proceedings that, if decided adversely to us, would have a material adverse effect upon our business, results of operations or financial condition and are not aware of any threatened or contemplated proceeding by any governmental authority against our company. To our knowledge, we are not a party to any pending civil or criminal action or investigation.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth the names, ages, and positions of our directors and officers. All of them have been our officer or director since May 2006

Name	Age	Position

Jeffrey Ungar	48	Chief Executive Officer, Chairman of the Board, Co-Founder and Director

George Lintz	46	Chief Financial Officer, Chief Operating Officer, Co-Founder and Director

Israel Ury	50	Director

Robert Adams	74	Director

Merrill A. McPeak	70	Director

Paul Rudy	35	Senior Vice President of Marketing and Sales

The directors named above will serve until the next annual meeting of our stockholders or until their successors are duly elected and have qualified. Directors will be elected for one-year terms at the annual stockholders meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists. There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs.

Biographical Information

Jeffrey Ungar, Ph.D., President, Chief Executive Officer, Co-Founder and Director

Dr. Ungar started QPC in 2000 after a 17 year career at Ortel Corporation, a pioneer in the development of analog fiber optic technology for CATV. He joined Ortel in 1983 as one of the first five employees, and stayed at Ortel until after its sale to Lucent Technologies in 2000 for approximately $2.95 billion. At Ortel, he occupied senior positions including Director of Advanced R&D for Optoelectronic Devices and Director of Material and Structure Technologies. He holds a Ph.D. in Nuclear Physics from Caltech.

George M. Lintz, M.B.A., Chief Financial Officer, Chief Operating Officer, Co-Founder and Director

Mr. Lintz started QPC along with Dr. Ungar in 2000 after a fifteen year career in investment banking. Mr. Lintz founded Lintz Glover White & Company in 1987, an SEC registered, NASD member broker/dealer, and ran the Broker-Dealer until it was acquired in December 1999. During his tenure at Lintz Glover White, Mr. Lintz financed a number of early stage companies from the technology and finance industries. He founded and served as Chairman of G&H Financial, a commercial finance lender from 1989 to 1994, in which capacity he provided asset-based financing for manufacturing companies. In 1994, Mr. Lintz was appointed by the California State Senate to serve as an advisor to their Local Government Investment Committee. As an advisor, he assisted in drafting the legislation that governs investment practices of state and local government entities in California. Mr. Lintz has been associated with various financial services firms on a part-time basis until July 2005. Mr. Lintz received his M.B.A. in Finance from New York University in 1984.

Israel Ury, Director

Dr. Ury has served as QPC’s Director since November 2001. From July 2001 to September 2002, he also served as a director for Memlink, Inc. From February 2000 to July 2001 he served as a Senior Technology Consultant for Lucent Technologies and Agere Systems. Dr. Ury founded and served as an executive officer of diode laser manufacturer, Ortel Corporation from 1980 to 2000. Dr. Ury received his B.S. and M.S. from the University of California at Los Angeles, and his Ph. D from California Institute of Technology.

Robert Adams, Director

Mr. Adams was appointed a director in May 2006. Mr. Adams began his career as an engineer at Bendix Aviation designing control systems for aircraft jet engines. He then designed ordnance systems as a non-commissioned army officer. After military service, he worked as a design engineer at Inland Steel Co. where he became involved in the use of computers to control steel making processes. He continued this interest as a control system designer at TRW/Bunker Ramo where he received several patents for multivariable control systems in the production of steel products.

In 1969, Mr. Adams joined Xerox Corporation. At the time Mr. Adams was Vice President of Marketing at SDS responsible for planning and marketing of new technologies. In 1975 he advanced within Xerox and managed a new business using computers to convert high-speed copiers into laser printers. This business alone has grown to over $6 billion in annual revenue. Mr. Adams was promoted from the President of Printing Systems to Group Vice President of the Xerox Systems Group (XSG) where he led the introduction of a number of new office products, some from Xerox PARC. At this time he sponsored a project to develop the first high-speed digital copier which under his guidance resulted in the development of high-quality, and high-speed digital scanners. Engineering of these products required the design of 13 application specific IC’s (ASIC’s) and other advance electronic design concepts. Mr. Adams was promoted to Executive Vice President in 1986 and moved to Xerox headquarters in Connecticut. In 1989 Mr. Adams began a venture capital activity on behalf of Xerox (Xerox Technology Ventures). XTV was completed in 1999. For the past five years, Mr. Adams has managed Adams Capital Management, a private investment company. Mr. Adams serves on the Board of Directors of Tekelec Corp. (NASDAQ-NMS: TKLC), a manufacturer of network switching products, and The Los Angeles Opera Company, a private corporation. Mr. Adams received a B.S. in Mechanical Engineering from Purdue University and an M.B.A. from the University of Chicago. He was awarded the Distinguished Engineering Alumnus in 1983 as well as the Outstanding Mechanical Engineer from Purdue. He was elected a Life Member of the President’s Council of the University of Chicago Graduate School of Business.

Merrill (“Tony”) McPeak, Director

Gen. Merrill A. McPeak has served as the Vice-Chairman of our Board of Directors since January 2006. Gen. McPeak is President of McPeak and Associates, a management-consulting firm he founded in 1995. Gen. McPeak was Chief of Staff of the Air Force during the early 1990s. He entered the U.S. Air Force in November 1957 and was a fighter pilot during his early years. He flew 269 combat missions in Vietnam. In 1967-68, he performed in nearly 200 official air shows as Solo Pilot for the USAF Aerial Demonstration Team, the “Thunderbirds.” He commanded NATO’s 20th Fighter Wing in 1980-81, Twelfth Air Force in 1987-88, Pacific Air Forces from 1988 to 1990, and was Chief of Staff of the Air Force from November 1990 to October 1994, when he retired from active military service. General McPeak is Chairman of the Board of Ethicspoint, Inc. and a director of several other private companies. He is a director of the following public companies: Del Global Technologies (OTC: DGTC), a manufacturer and marketer of medical imaging systems; Gigabeam Corporation (OTC BB: GGBM), a supplier of high performance, high availability fiber-speed wireless communications; Health Sciences Group, Inc., (OTC BB: HESG), a provider of preventive healthcare alternatives; MathStar (NASDAQ-NMS: MATH), a designer and marketer of specialized semiconductor integrated circuits; and Tektronix, Inc. (NYSE: TEK), a manufacturer and marketer of test and measurement solutions.

Paul Rudy, Ph.D., Senior Vice President of Marketing and Sales

Dr. Rudy comes to QPC from an extensive career with Coherent, Inc. He served as Director of Marketing at Coherent Inc.’s Semiconductor Business Unit, leading the tactical and strategic marketing activities of the high power diode laser business, overseeing product management and developing strategies for the business unit’s technology, products, and markets. From 2000 through 2003, Dr. Rudy acted as Coherent’s Market Development Manager, responsible for developing and executing sales and tactical marketing strategies in the defense and graphics arts markets in North America. Prior to this, he acted as the Product Marketing Manager for Coherent Semiconductor Business Unit, focusing on unmounted bars and stacks. From 1997 to 1999, he was the Scientific Sales Engineer in the Mid-Atlantic region for Coherent Semiconductor Group and Coherent Laser Group. There, he developed several markets for Coherent Inc including the scientific market, enhanced imaging MRI, and defense applications. Prior to his position with Coherent Inc in the Mid-Atlantic, Dr. Rudy worked in the Advanced Technical Sales Group at Coherent, Inc. headquarters. He received his masters and doctoral degrees in physics studying laser manipulation of atoms at the University of Rochester and his B.S. and B.A. from Duke University in physics and philosophy.

There are no family relationships among the foregoing directors and executive offices. None of the directors or executive officers has, during the past five years:

(a)
Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)	Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(c)
Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities;

d)	Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 14, 2006 by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of our voting securities, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investing power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable community property laws, and, unless otherwise stated, their address is 15632 Roxford Street, Sylmar, California 91342. As of September 14, 2006, there were 37,311,506 shares of Common Stock issued and outstanding.

Name and Address of Beneficial Owner(1)	Total Outstanding Common Stock Beneficially Owned	Percent of Shares of Common Stock Beneficially Owned

Jeffrey Ungar Chief Executive Officer, and Director (2)	4,420,060	11.7%

George Lintz, Chief Financial Officer and Director (3)	2,578,184	6.6%

Israel Ury, Director (4)	123,310	*

Merrill McPeak, Director (5)	67,916	*

Robert Adams, Director (6)	79,975	*

Paul Rudy, Vice President, Marketing and Sales (7)	18,750	*

Finisar Corporation, 1389 Moffett Park Drive, Sunnyvale, California 94089	6,750,726	18.1%

Wendell Lew 1517 Makiki Street, #1203, Honolulu, HI 96822(8)	2,982,558	7.9%

All directors and officers as a group (6 persons) (9)	7,300,696	18.5%

* Less than one percent.

(1)
Included in this calculation are shares deemed beneficially owned by virtue of the individual’s right to acquire them within 60 days of the date of this report that would be required to be reported pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	Includes warrants to purchase 488,000 shares at $1.25 per share and options to purchase 100,000 shares that are exerciseable within 60 days of September 14, 2006.

(3)	Includes warrants to purchase 1,432,000 shares at $1.25 per share and options to purchase 100,000 shares that are exerciseable within 60 days of September 14, 2006.

(4)	Includes options to purchase 40,000 and 6,250 shares at $0.38 and $1.25 per share, respectively, that are exerciseable within 60 days of September 14, 2006.

(5)	Includes options to purchase 47,916 shares at $1.25 per share, that are exerciseable within 60 days of September 14, 2006.

(6)	Includes options to purchase 6,250 shares at $1.25 per share, that are exerciseable within 60 days of September 14, 2006.

(7)	Includes options to purchase 18,750 shares at $1.25 per share, that are exerciseable within 60 days of September 14, 2006.

(8)
Includes promissory notes that are convertible into 111,111 shares. Also includes warrants to purchase 151,666 shares that are exerciseable within 60 days of September 14, 2006. All QPC securities are held by Wendell Y.M. Lew Revocable Living Trust, U/A 12-07-99, Wendell Lew, TTEE.

(9)	Includes warrants to purchase 1,920,000 shares and options to purchase 331,667 shares, all of which are exerciseable within 60 days of September 14, 2006.

Description of Securities

GENERAL

Our Company’s Articles of Incorporation provide for authority to issue 180,000,000 shares of Common Stock with a par value of $0.001 per Share. At September 8, 2006, the capitalization of our Company consisted of 37,311,506 shares of Common Stock.

COMMON STOCK

The holders of the Common Stock are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available therefore. The Company has not paid cash dividends in the past and does not expect to pay any within the foreseeable future since any earnings are expected to be reinvested in the Company. In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each outstanding share of the Common Stock is entitled to share equally in the Company's assets. Each outstanding share of the Common Stock is entitled to equal voting rights, consisting of one vote per share.

WARRANTS EXERCISEABLE INTO COMMON STOCK

In connection with the Brookstreet Offering, we granted warrants to purchase 572,526 shares of our common stock at $1.50 per share to the Tranche I Investors. The warrants expire on in November 2007. We also issued warrants to purchase 2,345,341 shares of our common stock at $1.25 per share to BSC. These warrants are immediately exercisable, expire five years from the date of issuance and have a cashless exercise feature. All Tranche I Investor and Brookstreet warrants will be included in this registration statement.

In connection with prior financings and services rendered, we have issued the following warrants, including:

•	Warrants to purchase 112,500 shares at $3.75 per share to certain investors;

•	Warrants to purchase 3,734,415 shares at $1.25 per share to certain investors;

•	Warrants to purchase 1,220,000 shares at $1.25 per share to former interim debt holders;

•	Warrants to purchase 374,182 shares at $1.25 per share to certain consultants;

Interest of Named Experts and Counsel

Weinberg & Co. P.A. audited our financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004, as set forth in their reports. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of Weinberg & Co. P.A., given on its authority as experts in accounting and auditing.

The validity of the issuance of the common shares to be sold by the selling shareholders under this prospectus and the underlying common share purchase warrants was passed upon for our company by Richardson & Patel LLP. Richardson & Patel LLP owns 22,220 shares of our common stock. RP Capital, LLC, an affiliate of Richardson & Patel LLP, holds 22,219 shares of our common stock and Corporate Capital Partners, a corporation controlled by Michael Donahue, an attorney at Richardson & Patel LLP, holds 399,946 shares of our common stock.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminates the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of us. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of us to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

DESCRIPTION OF BUSINESS

Overview

We design and manufacture state-of-the-art, high brightness lasers for a variety of commercial and military purposes. We believe our technology platform will enable us to replace or improve legacy laser technologies embedded in the manufacturing infrastructure of the industrialized world, and could enable the widespread deployment of directed energy weapons and infrared countermeasures for use in defense and homeland security.

With the collaboration of our 14 senior staff level laser scientists, including ten Ph.D.s, we have developed multiple breakthrough technologies, each with large-scale commercial potential and which taken together constitute a broad portfolio of intellectual property. Our technologies address different important issues of laser performance. Specifically, based on our review regarding the latest industry developments, our technologies provide for what we believe are the industry’s highest brightness diode lasers for “pumping” (using diode lasers to energize or “pump” large solid-state lasers), the highest diode beam quality for focus on a tight spot, the highest optical power density, precise and manufacturable monolithic wavelength control. We have advanced technology for mid-infrared diode lasers that may be used for homeland security and defense applications.

We have also demonstrated what is, to our knowledge, the only high power monolithic surface emitting arrays, wherein we aggregate many high power surface-emitting lasers onto a single semiconductor chip. This development significantly reduces the size of a laser and may permit the fabrication of large-scale, high power spectrally narrowed laser arrays at much lower cost and much longer lifetimes than conventional technology permits.

We have demonstrated the physical principles for, and are in the process of developing what we believe to be the world’s only technology for on-chip wavelength “conversion” (shortening or lengthening wavelengths beyond conventional ranges for diode lasers) and control. Lasers generating these wavelengths can be used for detecting pollution, hazardous materials and chemical explosives; it also is conducive to establishing effective countermeasures for heat-seeking missiles.

We also have leading eye-safe laser pumping technology that may be used in the creation of a “directed energy weapons” arsenal for the U. S. military, and as well as for the creation of eye-safe laser products for surgery, hair, tattoo and acne removal, and other commercial applications.

We were founded in 2000 by Dr. Jeffrey Ungar, a Caltech scientist and former head of Advanced Optoelectronic Device R & D at Ortel, and George Lintz, MBA an entrepreneur with fifteen years of investment banking and finance industry experience. Under their administration, we have built a staff of more than 40 employees, including prominent scientists and engineers. By 2002, we had created a state-of-the-art production facility that covers 18,000 square feet and allows us to conduct nearly all of our operations on site, including R&D, semiconductor wafer fabrication, processing and packaging. In its present configuration, our plant has the capacity to produce three million devices per year and it is scalable to an estimated 20 million devices.

In the same year, we also produced the “first light” from our laser devices and procured our initial government contracts. In 2003, we phased in these government contracts and focused on product development for industrial, medical and defense purposes. In 2004, we initiated our first commercial shipments of our “Generation I” devices and in 2005, we introduced and began to market “Generation II” products, hired worldwide sales representatives and attracted several OEM orders.

Since our inception, we have received over $6 million of development contracts from the United States Navy, United States Army, United States Missile Defense Agency, prime defense contractors in the United States and Israel. Furthermore, we have raised approximately $37 million in equity financing from investors.

Industry Overview

By 1954, physicist Charles Townes had spent $30,000 in government funds developing the maser, the precursor to the laser. Today, lasers constitute a multi-billion dollar industry. From laser surgery to CD players and grocery-store checkout scanners, daily living is enhanced by a basic discovery that was originally thought by some to have no practical uses. The diversity of laser types and applications continues to grow through research conducted at university, industrial and federal labs.

“LASER” is an acronym of light amplification by stimulated emission of radiation. A laser converts electricity into light and delivers a large amount of energy to a small, designated area. In general, there are three main types of commercial lasers: gas, solid-state and semiconductor (or “diode”). The major difference between a laser and any other sort of light source, such as a light bulb, is that a laser is focused and directed. In the case of a light bulb, there is a hot cylinder at the core and it distributes light in many different directions and in a range of colors, or wavelengths. Thus, light bulbs are very useful in illuminating large areas but they are essentially useless in directing energy to a small area. On the other hand, lasers are well suited to concentrating energy in a small area because the beam quality (a measure of how directed the beam energy is) is significantly higher. Furthermore, lasers produce light at essentially the exact desired color (wavelength) or a very closely banded range of colors.

With recent advances in technology, the diode laser—our core product—is becoming dominant in the several markets that rely on low power lasers. In fact, in the telecommunications and optical fiber industries, diode lasers have become the standard and have virtually replaced all other types. However, with respect to most industrial applications, such as plastics welding, metal welding, soldering, surface hardening and coarse marking, gas and solid-state lasers remain dominant because incumbent technology high-powered diode lasers have been unable to be focused down into a tight spot. Or in technical parlance, they lack the required “brightness.”

Gas Lasers

The principal attribute of gas-powered lasers, such as carbon-dioxide lasers, is that they produce a beam of good quality, or brightness. Unfortunately, they are expensive to purchase, occupy large amounts of floor space, have low efficiency rates—consuming approximately 100 times as much energy as they emit—and require vast cooling systems to handle the excess heat that is wasted in the process. They also have a major disadvantage because their output beams are incompatible with transport through optical fibers.

Solid-State Lasers

These lasers utilize a suitably doped solid (crystalline or glass) as the active medium.. This medium must be illuminated or “pumped” by an intense optical source, such as a flashlamp or another laser in order to produce laser light. The ruby and Nd:YAG lasers are solid-state lasers.

Solid-state lasers, as is the case with gas lasers, offer good beam quality, but high power solid-state units are expensive and at kilowatt powers very large (in some cases the size of a car). Flashlamp pumped solid-state lasers have very poor efficiency, which means that only a very small fraction of the power used in the process is actually transmitted to the laser while the balance is wasted, as heat. As a result, solid-state lasers require significant cooling infrastructure. This can be somewhat improved by using diode pumping instead of flashlamps, but this increases cost.

Semiconductor (or Diode) Lasers

This category of laser is a semiconductor chip which converts electricity directly into light in a semiconductor chip without any other medium (such as gas or a crystal). Semiconductor lasers are compact, highly efficient, rugged and may be inexpensively manufactured in large quantities using techniques similar to those used for mass-producing consumer electronics. Typically, diodes successfully convert over 50% of the electric power source into the laser beam. The major disadvantage of standard diode lasers is that they generate low optical quality beams; technically speaking, they lack “brightness”.

The QPC Diode Laser

Our high power laser diode technology platforms combine high beam quality and power with efficiencies and low cost of manufacture that we believe are unmatched by competing laser technologies. These platforms (see “Technology Platform” section) include a “Surface Emitting Array” technology that permits fabrication of complete high power surface-emitting arrays on a single chip, novel processes for fabricating diodes that are intended to operate at 300% of the power of conventional chips without burning out, and laser diode designs that have ten times (10x) the brightness of conventional diode lasers. These technologies are protected by patents and by trade secrets, as appropriate.

Using these technologies, we are developing breakthrough Generation III direct-diode laser subsystems that may yield factor-of-ten improvements in size, weight, efficiency and cost over conventional gas and solid-state lasers. The following table illustrates the commercially significant advantages that we believe our Generation III (prototypes expected to be released during 2007) laser will have over the current gas and solid state laser technology, which is embedded in the global manufacturing infrastructure.

Comparison of Gas/Solid State Lasers with Generation III QPC Laser*

	Gas/Solid State Laser	QPC Direct-Diode
Power Output:	Two kilowatts	Two kilowatts
Size:	2.0 cubic meters	0.1 cubic meters
Weight:	2000 kilograms	less than 250 kilograms
Power Consumption:	30 to 60 kilowatts	3 to 5 kilowatts
Price:	$500,000 to $1,000,000	$50,000 to $100,000

* Based on preliminary prototype designs of the Generation III QPC Direct Diode Laser

Product Offerings and Applications

Through our research & development efforts, we believe we have improved upon the disadvantages of incumbent technology: high cost of acquisition and operation, large size and enormous weight, inefficiency in the use of electric power, and low brightness. We intend to launch our product offerings in three distinct phases. Our Generation I offerings, already released in 2004, are currently available to the pumping, industrial, defense and medical markets. They are designed to establish market presence and garner immediate revenues by being superior in terms of cost, reliability, efficiency and power brightness. Generation I products include single emitters, mounted and unmounted bars covering wavelengths from 800 nanometers (nm) to 1,500nm and power levels ranging from 2.5 W (single stripe) to 50 W (25 element array). These products are currently in qualification at 25 customers including defense contractors, industrial laser system manufacturers, and medical laser manufacturers. Repeat and/or production quantity orders have been received from several customers.

We recently released four of our Generation II products for sale in January 2006. These products deploy our unique chip technology and offer enhanced brightness over the first generation products. Generation II products are under purchase orders from multiple customers including defense contractors, medical device companies, research institutions and industrial companies. We believe that our Generation II products include two significant advantages over other available diodes: (1) our non-absorbing mirror technology generates significantly higher power without causing catastrophic optical damage (“COD”); and (2) our internal gratings enable our customers to specify exact, desired wavelength within +/- 0.5 nanometers. Internal gratings eliminate the requirement for customers to cool or heat their diodes to achieve a specified wavelength. We believe our Generation II products compete successfully with other and we have obtained commercial and government contracts to support the further development of these products.

With respect to longer-term Generation III products designed to combine surface emitting and extreme brightness technologies, development contracts have been received from various areas of the United States Department of Defense. We plan to release Generation III prototypes in 2007. With these products it is our intention to penetrate the multi-billion dollar solid-state and gas laser markets—particularly industrial welding—by replacing them with powerful and inexpensive Generation III diode solutions. In addition, we believe that this class of products may establish new markets in homeland security and defense, such as directed energy weapons, that are low cost, small, light, rugged and efficient.

Product Applications

The following are examples of applications of our laser products. All of these markets may be addressed by our Generation I and/or II products, except “Direct-Diode Materials Processing,” and certain Homeland Security applications which we believe will be addressed by our Generation III products.

Laser Pumping

Presently, the most widespread application for high-power semiconductor lasers is “pumping” (or energizing) other lasers. In diode pumped laser architectures, the semiconductor laser light “pumps” or energizes the gain medium that is configured inside its own laser cavity. The pump light is absorbed by the crystal or fiber, and a solid state or fiber laser is created. Diode pumping has significant advantages over traditional approaches that utilize lamps as pumps. In fact, nearly every important parameter of a laser system is improved with diode pumped architectures: system size, weight, performance, beam quality, waste heat (efficiency), complexity and operating cost.

Defense and Homeland Security

Because of their compact size, light weight and ruggedness, semiconductor lasers are ideal for military and aerospace applications. Used directly or as pumps for other lasers, semiconductor lasers are introduced in a wide variety of applications including the transmission of optical energy to a target and receiving a portion of it back in order to remotely measure various physical properties of the target. Our technology is enabling diode lasers to be used directly in applications where traditional diodes lasers have provided insufficient performance, such as direct target designation.

Defense applications for lasers exist at both low and high powers. On the low power end (less than 500 milliwatts), direct diode lasers are used for free-space communications for line of sight transmission. Laser communication is preferable to radio frequency (RF) communication because RF signals identify the location of the transmitter and can be easily intercepted While laser communications cannot be detected unless the eavesdropper is in the exact line of the laser beam. A drawback of free-space laser communications is that fog and battlefield smoke can interfere with the signal; mid-infrared wavelengths such as those for which we are developing lasers are many orders-of-magnitude more penetrating than conventional wavelengths.

At slightly higher power, direct diode lasers are used to initiate ordinance. At even higher powers and long wavelengths, diode lasers can be used directly (or through pumped solid-state lasers) to disrupt the homing systems of heat-seeking missiles. At the highest power levels of 50 to 100 kilowatts, and eventually megawatts, high energy lasers for tactical weapons are being developed for air, sea and land-based platforms.

Direct-Diode Materials Processing

Laser materials processing is one of the world’s largest laser markets, with applications ranging from metal cutting and welding at the high power levels, to marking and plastics welding at low powers. Diode lasers are ideal for materials processing because of their high efficiency and compact size compared to conventional gas and solid-state laser solutions. Using our high brightness diode lasers, we believe that a large number of applications including marking, cutting of non-metals and metals, and metal welding will be enabled because of much lower equipment and operating cost.

Medical Treatment

At present, a variety of medical applications utilize diode lasers as either pump lasers or as direct diode treatment because of their compact size, efficiency, low cost and ability to produce large optical energies. Hair removal, dental, ophthalmic and other dermatological applications utilize diode laser light directly. The wavelength of the light is critical to the treatment efficacy and the laser source is selected to match the absorption lines of various skin, blood or organ constituents, or that of an injected dye. In many cases, the light is delivered through a fiber by way of a catheter or scope that needs to be extremely small, resulting in the need for high brightness fiber coupled with diode lasers.

Scientific Research

Chemical analysis techniques such as Raman spectroscopy can be used to determine the composition of unknown samples in a variety of industrial and research applications. These techniques require narrow-band, precisely controlled sources of laser radiation, and the cost of conventional laser sources is prohibitive for many applications. We believe that our internal grating lasers provide an ideal solution for these markets.

Medical Imaging

Medical imaging is also an important emerging application of diode lasers. Traditional MRI technologies utilize the inherent electro-magnetic dipole associated with the water molecules to produce images within the human body. However, several organs such as the lungs and brain, are difficult to image effectively because of their relative lack of water. In order to dramatically enhance magnetic resonance imaging in these applications, diode lasers are used to produce a “pump” gases such as Xenon that are delivered into the intended area of imaging. The inert gas does not react with the organ that is being imaged, but its presence allows the MRI to produce images with significantly higher resolution and contrast than an ordinary MRI.

Printing, Graphic Arts & Display

High power semiconductor lasers are used in the printing process for a wide variety of print media including magazines, posters and newspapers. The most common application is thermal computer-to-plate imaging in which diode lasers are used to write printing plates.

Thermal computer-to-plate imaging has significant advantages over traditional analog film and plate technology, both of which use UV lamps. The elimination of film from the workflow dramatically reduces the start-up time for printers and allows them more flexibility in getting jobs on and off the press. Additionally, the thermal computer-to-plate process allows the user to work in white light, versus a dark environment. High brightness and power as provided by our lasers permits the process of printing to be performed more rapidly, which is of crucial importance to the end-user.

There is also an emerging and large market for laser-driven displays such as rear-projection television and digital theater. These will require high power, low cost laser sources in the visible region of the spectrum. We do not currently produce visible lasers, but coupled with frequency-doubling crystals we believe that our high brightness lasers would be attractive to television manufacturers and consumers.

Commercial Laser Markets

We estimate that the global laser market is greater than $5 billion in annual revenues. Lower margin, commodity diodes (optical storage and telecommunications) represent over 50% of the market, and we do not consider this sector economically attractive for us. The higher margin marketplace, which we consider our target market currently encompasses non-diode lasers and high power diodes.

We believe that emerging applications, including defense and display, will increase the overall size of the laser market.

Target Markets

Our higher-margin target markets include the $2 billion non-diode segment, the $220 million high power diode segment, and the emerging markets (defense and display) that we anticipate will each grow in size to more than $1 billion over the next several years. Today, the $2 billion industrial high power laser market is segmented as follows: materials processing ($1 billion), medical ($400 million), semiconductor ($312 million), scientific/research ($150 million), instrumentation/biotech (greater than $80 million), and printing ($40 million).

Even though diode lasers are more affordable, compact and efficient, they have experienced only a 10% penetration rate of the industrial market. This historically low adoption rate is related to the poor beam quality associated with diode lasers. We believe that, with our superior diode laser product, which has better beam quality than other commercially available diode and non-diode lasers, we will be able to gain market share vis-à-vis our competitors.

Materials processing (welding, cutting, drilling, heat treatment, marking) is a large, $1 billion addressable market. Diodes have only reached a fraction of the market with $5 million in sales (for direct diode applications; and somewhat more through pumping, or indirect applications). In the $400 million medical area (ophthalmology, therapeutic, dermatology, dental), diode sales are approximately $60 million. One near-term opportunity for us is in the area of laser hair removal and skin treatment, particularly tattoo removal and acne treatment. Procter & Gamble, Gillette and Johnson & Johnson intend to make laser consumer products and we believe that we are positioned, because of our capabilities at eye-safe wavelengths, to be a laser supplier to these consumer giants. Another immediate market opportunity is in the treatment of varicose veins where a major medical system manufacturer already considers us to be the preferred manufacturer for its laser diodes.

Diode lasers have been successful in penetrating the $40 million printing and reprographics field (computer-to-plate for magazines, newspapers, photofinishing) with approximately 50% market share. Companies using large volumes of diode lasers on a large-scale basis are Kodak (through its recent acquisition of CREO), Heidelberg, Agfa and Dainippon Screen. our designs bring the cost of diodes down to one tenth of the prevailing industry cost. Finally, in the area of diode pumping of (solid state and fiber) lasers, which is a $115 million market, diodes have 100% market share.

In the future, we intend to address what we consider to be attractive emerging markets, those of defense and display, both of which we estimate will become billion dollar niches. Defense applications include high-energy lasers for directed energy weapons, countermeasures for heat seeking missiles, target designation, remote sensing/LIDAR (light detection and ranging), ordinance initiation, illumination and display.

The Department of Homeland Security has earmarked $120 million for the testing of laser countermeasures and has been directed by Congress to move rapidly to adopt military technology to approximately 7,000 commercial jets in the U. S. alone. According to a recent study by Congress, more than 350,000 shoulder-fired missiles exist in government arsenals throughout the world. Unfortunately, not all of these missiles are properly accounted for and they are subject to black market trafficking. In the face of this potential threat, the Department of Homeland Security has express concern over this threat.

We estimate that using current technology—diode pumped YAG systems with frequency conversion—it would cost $1.6 million to equip each aircraft with these defensive capabilities. Besides the total cost of $11 billion for such a project, YAG lasers are bulky, inefficient, expensive, and sensitive and require frequent, critical adjustments. Over time, Northrop Grumman has publicly estimated that it will be possible to bring the cost per aircraft down to the $1 million level. We believe that this cost can be reduced below $1 million using our mid-Infrared, or mid-IR, technology, which would replace the existing laser with one much smaller, more rugged, and easily manufactured. Because the cost of the laser is roughly one half of the entire system’s price tag, this project area represents a compelling target for us.

Another attractive market opportunity lies in the tactical directed energy weapons (“DEWs”) field, wherein laser weapons are expected to replace more traditional ordinance. We estimate that 2,000 to 10,000 DEWs will eventually be deployed and that the cost (of the laser portion of each system) will be approximately $1 million. This translates into an addressable market with a potential of $2 billion to $10 billion and we have received DOD funding to develop this capability.

Competition

Other companies design and manufacture surface emitting lasers but to our knowledge, they are lower powered, lower performance and generate lower yields. These manufacturers can produce individual laser diodes that work well but they cannot produce a chip with 10, 20 or 50 laser diodes, all of which are operating on high power and generating high yields. In addition, competitors offer traditional architecture for making surface emitting lasers at a fraction of a watt (milliwatts or microwatts) versus our chips that produce hundreds of watts.. We believe that our competitors are largely working on improving diode technology are using traditional designs and trying to enhance laser performance with technology that is decades old. On the other hand, we have developed completely new technology platforms that produce much higher performance at lower costs.

We are beginning to compete against large companies such as Coherent and Spectra Physics and smaller entities such as nLight Photonics and Alfalight. However, we believe that while each competitor offers some commercially attractive features, there is no other company that offers the same range and completeness of features.

The following table highlights our standing with three categories of competitors:

	High Brightness/ Diode Laser Capability	High Power 2D arrays Patents, Capability	Mid-IR laser diodes Patents, Capability	Wafer Fabrication Capability	Personnel experienced in high volume chip production
QPC	Yes	Yes	Yes	Yes	Yes
Larger competitors	No	No	No	Yes	Yes
Packager competitors	No	No	No	No	Yes
Epi-growth competitors	No	No	No	Yes	No

Several types of manufacturers participate today in the $200 million high power diode laser market. Large manufacturers are typically vertically integrated with high volume semiconductor wafer fabrication capability, but these competitors do not have advanced technologies and patents for high brightness devices, high power, low cost surface emitting arrays, or mid-infrared devices. Another type of competitor, which we call a “packaging competitor,” focuses on high volume packaging only but lacks wafer fabrication capability or advanced technologies and patents. Their inability to fabricate wafers combined with their lack of advanced technology makes it difficult for them to innovate new designs and products. A third type of competitor, which we call an “Epi-growth (short for epitaxial) competitor”, has low volume wafer fabrication capability left over from the telecom era, but lacks advanced technologies and patents. In general, we believe that we are the only laser company which combines wafer fabrication capabilities, high volume experience, and advanced technologies and patents for high brightness devices, high power low cost surface emitting arrays, and mid-infrared devices.

Technology Platforms

We have a variety of technologies that we believe are superior to conventional semiconductor-based lasers. To our knowledge, we have technology to produce extremely powerful and bright diode lasers for solid-state laser “pumping”, semiconductor laser arrays with the industry’s highest spectral and spatial brightness, semiconductor lasers with effective “on-chip” monolithic wavelength control, and promising technology for mid-infrared diode lasers for possible use in homeland security and defense.

We have manufactured arrays of laser diodes in which each diode has brightness exceeding conventional arrays by ten times (10x) or more. The high brightness of these arrays allows them to be used in applications such as direct diode materials processing, fiber-core laser pumping or red-green-blue displays that cannot use conventional laser diodes or arrays.

Our surface emitting array technology is a significant achievement in low cost laser manufacturing because for the first time a complete two-dimensional high power array can be produced on a single wafer and packaged on a single cooler. By contrast, conventional laser array technologies require individual manufacture, assembly and testing of each row of an array. Our surface emitting technology, which was developed with funding from the U.S. Navy represents a ten times (10x) decrease in the number of coolers required. This technology also represents a breakthrough in reliability, because it eliminates the need for “micro-channel” coolers that are a leading cause of laser burnout.

We have developed high power lasers with on-chip, monolithic wavelength control. These lasers are used for pumping solid-state lasers as well as other applications, and have important advantages over conventional lasers including efficient absorption by the solid-state crystal, and three times (3x) lower temperature sensitivity of wavelength.

We have also developed high power long-wavelength arrays for pumping eye-safe lasers. These are lasers that emit beams that we estimate are nearly a million times less hazardous to the eye than conventional lasers, and are very important for industrial and military lasers in order to reduce the risk of collateral casualties. We have developed eye-safe laser arrays with industry leading performance, and are pursuing, a new class of advanced high performance wavelength stabilized arrays for eye-safe lasers. The U.S. Army, Navy and Air Force are actively pursuing the development of military lasers. As laser powers continue to increase, we believe the advantages offered by our surface-emitting and eye-safe technologies will become even more compelling.

Laser sources in the mid-infrared range may be of crucial importance for homeland defense against terrorism. They can be used to confuse heat-seeking missiles that might be used to attack airliners and also for early warning of biological and chemical attacks. At present, available sources of mid-infrared laser light are too expensive and delicate for commercial aviation. We have performed an early-stage demonstration of a novel technology for shifting the output of a laser diode into the mid-infrared wavelength range. This should enable us to provide compact, high performance mid-infrared laser diodes at very low manufacturing costs.

Sales and Marketing Plan

In the United States, we have a sales team that sells directly to our customers. In foreign markets, we use distributors to sell our products, and we have existing relationships in France, Italy, Germany, the United Kingdom, Israel, China and Japan. On a global basis, we employ various outside consultants to gain access to new accounts. Our in-house sales team currently consists of a Senior Vice President of Sales and Marketing, a Director of Worldwide Marketing, a North American Sales Manager, and a sales administrator.

Our marketing activities include advertising in several international trade journals and we have published articles in many magazines. Our scientists have presented several technical papers at military and general laser conferences. We also exhibit at more than five trade shows on an annual basis. In addition, we use an outside agency for graphic arts and marketing communications.

Our advertisements and website are currently producing an average of one new inquiry per day. We manage the inquiries by parceling them into 1) standard products; 2) custom inquiries from desirable OEM target customers for products on our roadmap; and 3) other. Our general policy is to decline to quote on inquiries that do not fall within the first two categories.

Patents, Trademarks and Intellectual Property

We have been granted three patents and have 13 patents pending. These patents cover a suite of different technologies and are related to process (manufacturing), performance characteristics and design. We have applied for patents in our key markets of North America, Asia and Europe, and have been granted trade secret protection, where appropriate. We also believe that due to the complex nature of our products, they would be very difficult to reverse engineer and replicate with precision.

From time to time, we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our reputation, or our ability to compete. Also, protecting our intellectual property rights could be costly and time consuming.

We granted Finisar a non-exclusive license to all of our existing and future intellectual property rights. Finisar has no right to grant sub-licenses (except to end users) or assign its rights prior to September 2006. Under the license, we may extinguish this license by paying Finisar a Termination Fee of $5,000,000 at any time prior to September 2006, $5,500,000 from September 2006 through September 2007 or $6,000,000 from September 2007 until September 2008.In addition, we granted Finisar most favored nation pricing assurances with respect to all Company products. We are currently negotiating with Finisar regarding the continued restriction on sub-license or assignment rights.

Research & Development

We currently conduct research and early stage development activities in-house. We retain title rights to all improvements or enhancements to our technology developed by or worked on by the outside laboratory. Mr. Ungar, our chief executive officer, is responsible for development of new product concepts. We have purchased materials and components for our products under development from a number of technology companies. We continue research on our Generation III technologies and other new concepts. We spent approximately $4.8 million for research and development in 2005 and $3.5 million in 2004.

Manufacturing

One of our core strategies is to tightly control our manufacturing process. We believe this is essential in order to maintain high quality products and enable rapid development and deployment of new products and technologies. We design and produce many of our own components and sub-assemblies in order to retain quality control. All of our manufacturing will be conducted at our Sylmar, California headquarters. We use contract manufacturing firms for certain specialized packaging functions.

Raw materials or sub-components required in the manufacturing process are generally available from several sources. However, any interruption or delay in the supply of any of these components or materials, or the inability to obtain these components and materials from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders.

We rely exclusively on our own production capability to manufacture certain strategic components, optics and optical systems, semiconductor lasers, lasers and laser-based systems. Because we manufacture, package and test these components, products and systems at our own facilities, and such items may not be readily available from other sources, any interruption in our manufacturing would adversely affect our business.

Customers

For the years ended December 31, 2005 and 2004 we had three and two major customers, respectively, whose revenue volume comprised approximately 61% and 94%, respectively, of our total revenue. Total government contract revenue during the years ended December 31, 2005 and 2004 was approximately 45% and 94%, respectively. As of December 31, 2005 the amounts due from government contracts was $15,669 and is included in accounts receivable in the accompanying financial statements.

Governmental Regulations, including Environmental Regulations

Our operations are subject to various federal, state and local environmental protection regulations governing the use, storage, handling and disposal of hazardous materials, chemicals, various radioactive materials and certain waste products. In the United States, we are subject to the federal regulation and control of the Environmental Protection Agency. We are further subject to regulation by the Los Angeles Fire Department and the South Coast Air Quality Management Department. Comparable authorities are involved in other countries and jurisdictions. We believe that compliance with federal, state and local environmental protection regulations will not have a material adverse effect on our capital expenditures, earnings and competitive and financial position.

Although we believe that our safety procedures for using, handling, storing and disposing of such materials comply with the standards required by federal and state laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident involving such materials, we could be liable for damages and such liability could exceed the amount of our liability insurance coverage and the resources of our business.

Employees

We have 39 full-time and one part-time employees. In addition, we use one part-time contractor. We have 16 employees in R&D/Engineering, four in sales & marketing, eight in general & administration and ten in manufacturing. No employee is represented by a labor union, and we have never suffered an interruption of business caused by labor disputes.

Management’s Discussion and Analysis and Plan of Operation

The following discussion and analysis is qualified by, and should be read in conjunction with, our audited interim condensed consolidated financial statements and the notes thereto included in this Registration Statement on Form SB-2.

FORWARD LOOKING STATEMENTS

This registration statement contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results, new features or services, or management strategies). These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. You should consider our forward-looking statements in light of the risks discussed under the heading “Risk Factors” above, as well as our financial statements, related notes, and the other financial information appearing elsewhere in this registration statement and our other filings with the Securities and Exchange Commission. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk factors” and elsewhere in this Registration Statement on Form SB-2. We assume no obligation to update any forward-looking statements.

Background

Quintessence Photonics Corporation (“QPC”), a wholly owned subsidiary of QPC Lasers, Inc. has high power laser diode technology platforms that combine high beam quality and power with high efficiencies and low cost of manufacture that management believes are unmatched by competing laser technology. These platforms include a “Surface Emitting Array” technology that permits fabrication of complete high power arrays on a single chip, novel processes for fabricating diodes that are intended to operate at 300% of the power of conventional chips without burning out, and laser diode designs that are intended to have ten times (10x) the brightness of conventional diode lasers. These technologies are protected by patents and by trade secrets, as appropriate.

We were incorporated in November 2000 by Jeffrey Ungar, Ph.D. and George Lintz, MBA (our “Founders”). The Founders began as entrepreneurs in residence with DynaFund Ventures in Torrance, California and wrote the original business plan during their tenure at DynaFund Ventures from November 2000 to January 2001. The business plan drew on Dr. Ungar’s 17 years of experience in designing and manufacturing semiconductor lasers and Mr. Lintz’s 15 years of experience in finance and business; the primary objective was to build a state of the art wafer fabrication facility and hire a team of experts in the field of semiconductor laser design.

After operating as a private company for almost six years, on May 12, 2006 and June 13, 2006, the shareholders of QPC entered into Share Exchange Agreements with QPC Lasers, Inc. (“QPCI”) in which all of the shareholders of QPC exchanged their shares, warrants and options for shares warrants and options of QPCI. QPCI was a public reporting company; and as a result of the exchange, QPC Lasers was the surviving entity and is now a public reporting company. Our predecessor public company was incorporated in August 31, 2004 as Planning Force, Inc. The term “Company” refers to QPC Lasers or QPC as the context requires.

With the proceeds of the initial financings, the Founders recruited three scientists who had previously worked for Dr. Ungar to form the core of our chip design team. We entered into a lease on an industrial building in Sylmar, California, and proceeded to customize the facility, outfitting it with a unique set of semiconductor growth and processing equipment.

The founders and initial investors believed that the potential laser diode technology that could be developed would be robust and our success would not be dependent on a single market. Our originally targeted market was fiber optic telecommunications. As it became clear within the first two years of operations that the telecommunication market was experiencing a slump, we investigated numerous markets that could benefit from our laser diode technology. The Founders and the Board of Directors selected high power laser manufacturing for applications in the materials processing industry because of its mature market size of over one billion dollars per year. Our market research determined that we would have compelling competitive advantages in the materials processing market, printing and medical markets, and that the burgeoning defense/homeland security laser market had significant areas of technology overlap with the industrial materials processing market.

In the first calendar quarter of 2003, we decided on a course to: (a) pursue the materials processing and defense/homeland securities market as long term target markets (with development of our Generation III products); (b) initiate a market presence by offering Generation I products which are in “form, fit and function” the same as other available products, but with higher reliability; (c) develop Generation II products which are form and fit the same as other available products, but with much higher functionality ; and (d) use U.S. Government development funds to subsidize the development of our commercial products. We released our Generation I products in the second quarter of 2004, and released some of our Generation II products in the fourth quarter of 2005 through the second quarter of 2006. We expect to release some Generation III prototypes during Calendar Year 2007. Generation I and II products have been sold to customers in the medical, printing, and defense industries.

We have used government development funds to subsidize product development. We were awarded four Phase I “Small Business Innovation Research” contracts; three of them have progressed to Phase II contracts. In general, these contracts are cancelable and in some cases include multiple phases associated with meeting technical milestones. In the second quarter of 2006, we signed a sub-contract as part of a team working on a project for the Defense Advance Research Project Agency (“DARPA”). Our portion of the DARPA contract is $3.1 million which is to be performed in two phases over three years. This contract will fund development of semiconductor lasers to be used for Directed Energy Weapons; and the technology overlaps our development of lasers for the industrial materials processing markets. DARPA funds very advanced technology research and development that could be used in the future as part of defense systems for our country. Management believes that QPC’s contract award is very significant both because of its size and the validation of QPC as a resource for very advanced technology.

In the second quarter of 2006, QPC was also awarded a subcontract as part of a team working on a project for the United States Missile Defense Agency to develop lasers that emit mid-infrared wavelengths. Management believes that upon successful development of these diode lasers, the United States will be able to use them in defense of military and commercial aircraft, as part of a system for infrared countermeasures against heat seeking missiles. We also believe that they will bring us closer to creating a compact and affordable system for detection of biochemical agents in public places. The contract is a Phase III follow-on contract from an earlier contract that QPC completed which demonstrated the early phases of feasibility of our technology. Our portion of This Phase III contract is $800,000 and is to be performed over twelve months.

The United States Army Research Laboratory awarded us a Phase II development contract in the first quarter of 2006 and we began performing under this contract in the second quarter of 2006. The contract is a follow-on contract from an earlier contract with the same customer in which QPC demonstrated its ability to develop diode lasers that emit wavelengths that are safer to the human eye than conventional high power diode wavelengths. Management believes that upon successful completion of the diode laser project, these lasers will be used in both military and commercial systems to limit accidental damage to human eyes of system operators, friendly forces, and bystanders. The Army contract amount is $673,028 and is to be performed by March 2008.

In addition to U.S. Government funds, we have received development funds from U.S. prime defense contractors as well as a major foreign military contractor. The funds that we have received and expect to receive are for development that overlaps with our commercial development.

In the medical laser market, QPC has received production orders and new product development orders from a large medical laser manufacturer. Other medical equipment manufacturers have also ordered from us. In the industrial market, QPC has received a substantial order for development and production of optical sensing lasers.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Impairment of Long-Lived Assets

On January 1, 2002, the Company adopted the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” The adoption of this statement did not have a material effect on the Company’s results of operations or financial condition.

Revenue Recognition

The majority of the Company’s revenues result from fixed-price contracts with U.S. government agencies. Revenues from fixed-price contracts are recognized under the percentage-of-completion method of accounting, generally based on costs incurred as a percentage of total estimated costs of individual contracts (“cost-to-cost method”). Revisions in contract revenue and cost estimates are reflected in the accounting period as they are identified. Provisions for the entire amount of estimated losses on uncompleted contracts are made in the period such losses are identified. No contracts were determined to be in an overall loss position at December 31, 2005 or June 30, 2006. At December 31, 2005, there was no deferred revenue and approximately $10,774 of unbilled receivable related to these government contracts. At June 30, 2006 there was $12,024 (Unaudited) of deferred revenue and $115,086 (Unaudited) of as yet unbilled receivables related to these government contracts. The Company recognizes revenues on product sales, other than fixed-price contracts after shipment of the product to the customer. Accounts receivable are reviewed for collectibility quarterly. When management determines a potential collection problem, a reserve will be established, based on management’s estimate of the potential bad debt. When management abandons all collection efforts it will write off the account and adjust the reserve accordingly.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Sales & Product Releases

QPC signed its first government development contract in the second quarter of 2002 and we shipped our first commercial product in the second quarter of 2004. We hired our first salesman in the fourth quarter of 2003, added a Director of Worldwide Sales in the third quarter of 2004 and a Senior Vice President of Marketing & Sales in the second quarter of 2005. Our Marketing and Sales Department is headed by Dr. Paul Rudy; he was recruited from a Director of Marketing position at Coherent Inc., the world’s largest publicly traded laser company. Dr. Rudy’s Ph.D. in physics and his eight years of sales and marketing experience uniquely qualified him to become head of sales and marketing. QPC’s Sales Department currently has three full time personnel and a network of worldwide representatives and distributors.

We currently have five personnel in our Sales and Marketing department, in addition to eight representative organizations in Europe and Asia. We currently have more than 25 customers. We are still in the qualification stage of the sales cycle with most of these customers. However, several customers have made repeat orders and one customer ordered and received production quantity and made repeat orders. We expect many of the customers in the qualification phase to turn into production quantity customers in the future. We have received “Non-recurring Engineering” funds, or “NRE” from several customers to develop custom products for them using our proprietary technology.

Total sales grew from $89,161 in 2002; to $229,079 in 2003; to $1,050,816 in 2004 to $1,073,091 in 2005. Total sales for the first six months of 2006 were $842,910.

During the second quarter of 2006, QPC was awarded new contracts totaling approximately $4.6 million, from which $2.3 million of revenue is expected in the next 12 months. Based on QPC’s total backlog, revenue for calendar year 2006 is expected to be in the range of $2 million to $3 million. This would represent a substantial increase over our 2005 revenues of $1.07 million. However, in accordance with standard business practices, contracts are cancelable and in some cases include multiple phases associated with meeting technical milestones.

In the second quarter of 2006, we also received orders from new and existing customers in the medical, industrial defense and homeland security markets. The contracts covered standard laser products, customized laser products, advanced hardware developments and technology studies. Government contract awards are seasonal with the second quarter being the busiest. Therefore, the government contracts we received in the second quarter of 2006 are likely to be the majority of the government contract awards that QPC will receive for the calendar year. QPC expects commercial contract awards in the second half of 2006 to be greater than government contract awards in the second half of 2006.

Six months ended June 30, 2006 compared to the six months ended June 30, 2005

REVENUE. During the six months ended June 30, 2006, the Company had revenue of $842,910 as compared to revenue of $523,181during the six months ended June 30, 2005, an increase of approximately 61%. This increase is attributable to an increase in both commercial sales and government contract work which are a result of our expanded sales and marketing resources and our increase in released products. Additionally, we were awarded three government contracts for which we began to perform and bill.

COST OF REVENUE. Cost of revenue, which consists of direct labor, overhead and material costs, was $774,748 for the six months ended June 30, 2006 as compared to $428,234 for the six months ended June 30,2005. This increase is attributable to increased revenue from both commercial sales and government contracts

GROSS PROFIT. Gross profit was $68,162 for the six months ended June 30, 2006 as compared to $94,947 for the six months ended June 30, 2005, representing gross margins of approximately 8% and 18%, respectively. Costs include non-recurring engineering expenses and hence the aforementioned margins are not representative of product shipment margins The decrease in our gross profits is attributable to our increase in commercial sales relative to our government contracts. Since we have released new products, there are still inefficiencies in the manufacturing operations. These inefficiencies largely affect our commercial products rather than the government contracts. As our manufacturing operations mature, we expect to have increased efficiencies and better margins.

RESEARCH AND DEVELOPMENT COSTS. Research and development costs which consist of salaries, professional and technical support fees, material and overhead, totaled $2,258,778 for the six months ended June 30, 2006, as compared to $2,483,267 for the six months ended June 30, 2005, a decrease of approximately 9%.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $2,888,464 the six months ended June 30, 2006, as compared to $1,117,620 for the six months ended June 30, 2005, an increase of approximately 158%. Approximately $406,000 of this expense was a non-cash expense attributable to equity compensation given to investor relations consultants and the amortization of unearned compensation. Additionally, increased investor relations, legal and accounting costs are attributable to becoming a publicly traded company with more compliance and investor relations issues. We expect these categories of expenses to increase in future periods, based on anticipated growth of the Company; however, we do not believe that the percentage increase will be as great in future periods.

NET LOSS. QPC had a net loss of $6,258,306 for the six months ended June 30, 2006 as compared to a net loss of $3,627,030 for the six months ended June 30, 2005. $336,332 of the expenses in the six months ended June 30, 2006 were one-time expenses attributed to the cost of the reverse merger transaction. In addition, approximately $718,000 was included as expense associated with warrant issuance related to the related party note which was extended in January 2006 and repaid in April 2006 and amortization of loan discount. Also, approximately $ 74,000 of option expense was recorded this six month period

Year ended December 31, 2005 compared to the year ended December 31, 2004.

REVENUE. During the year ended December 31, 2005, QPC had revenue of $1,073,191 as compared to revenues of $1,050,816 during the year ended December 31, 2004, an increase of approximately 2%. This increase is attributable to growing our sales and marketing organization. We believe that our sales will continue to grow because we are strengthening our sales force and more new products will be launched. Additionally, we have existing contracts with scheduled shipments for 2006 which will cause our revenue to grow in 2006 without any additional sales or product releases, assuming we produce and ship according to our commitments.

COST OF REVENUE. Cost of revenue, which consist of direct labor, overhead and material costs, were $1,009,477 for the year ended December 31, 2005 as compared to $786,605 for the year ended December 31, 2004. This increase is attributable to a new mix of products that initially have a higher cost of labor and materials. We expect the gross profit to increase on our existing products as we continue to produce and ship them.

GROSS PROFIT. Gross profit was $63,714 for the year ended December 31, 2005 as compared to $264,211 for the year ended December 31, 2004, representing gross margins of approximately 6% and 25%, respectively. The decrease in our gross profits is attributable to a new mix of producs that initially has a higher cost of labor and materials. QPC’s management believes that in 2006, sales will increase while gross margin will increase as a result of increased efficiencies in our operations and higher volume production orders.

RESEARCH AND DEVELOPMENT COSTS. Research and development costs which consist of salaries, professional and technical support fees, material and overhead, totaled $4,753,356 for the year ended December 31, 2005, as compared to $3,451,538 for the year ended December 31, 2004, an increase of approximately 38%.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $2,896,873 for the year ended December 31, 2005, as compared to $2,056,516 for the year ended December 31, 2004, an increase of approximately 41%. This increase is primarily attributable to the expansion of our marketing, sales and operations; and the reallocation of personnel and resources from research and development to manufacturing. At this point, manufacturing overhead is grossly underutilized.

NET LOSS. QPC had a net loss of $7,777,858 for the year ended December 31, 2005 as compared to $5,339,419 for the year ended December 31, 2004. The increase in net loss is attributable to growing our sales and marketing department, increased research and development activities, and ramping up operations for higher volume production. QPC management believes that net loss will decrease as we introduce new products and increase sales.

Liquidity and Capital Resources

QPC lost $6,258,306 during the six months ended June 30, 2006 and has a cumulative deficit of $39,072,092 as of June 30, 2006. Our negative cash flow is currently in excess of $700,000 per month. We project the Company to have positive cash flow from operations no sooner than the last quarter of 2007. Our cash balance at June 30, 2006 is $5,802,838.

Current resources and sales projections require us to raise an estimated $3 to $5 million of additional capital for use in the next 12 to 18 months for operating capital. Depending on market conditions, and cash needs, we expect to raise this additional capital in the twelve months by means of a private placement or other financing vehicle.

We may require additional funds if we chose to pay a termination fee or forbearance fee to Finisar Corporation pursuant to our licensing agreement with them. In 2003, we granted Finisar a royalty free, fully paid, nonexclusive license to all of our existing and future intellectual property (the “IP License”). Finisar has no right to grant sub-licenses (except to end users) or assign its rights prior to September 2006. The Company may pay Finisar a forbearance fee of up to $1,500,000 (to be credited against the termination fee) to extend the restriction on sub-licensing or assignment by Finisar for two years or until September 2008. The Company may extinguish this license by paying Finisar a termination fee of $5,000,000 at any time prior to September 2006, $5,500,000 from September 2006 through September 2007 or $6,000,000 from September 2007 until September 2008.The minimum amount of the forbearance fee according to the contract is $750,000.

In addition to raising capital through private placements, we are exploring the possibility of engaging a corporate investor whose business areas can potentially leverage QPC’s technology and products. A strategic investor may be granted a favorable business arrangement, such as an exclusive license in a certain area of business as an inducement to make an investment in QPC. We believe that there are potential strategic investors who could leverage QPC’s technology to increase their own sales and contracts to much larger volumes than QPC could attain directly in the near to intermediate term.

We cannot assure you that the additional financing we need (public or private) will be available on acceptable terms or at all. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise any needed funds, we might be forced to make further substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.

Our financial statements have been prepared assuming that the Company will continue as a going concern. The factors described above raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. Our independent registered public accounting firm has included in their audit report for fiscal 2005 an explanatory paragraph expressing doubt about our ability to continue as a going concern.

Financing History

We secured our first round of equity financing in August 2001, led by Finisar Corporation (NASDAQ: FNSR), a telecommunications component manufacturer, headquartered in Sunnyvale, California. Finisar invested $5 million and DynaFund Ventures invested $2 million in our preferred stock. Other investors, including small funds and individuals, invested $2.03 million in the first round of financing.

In addition to Finisar’s equity investment, they made a five-year term loan to us for $7 million, closing in two tranches between August 2001 and January 2002. The total investment of Finisar was $12 million including the preferred equity and debt. The total equity and debt capital invested in our company, as of January 2002, was $16 million.

In the third quarter of 2003, we raised a second round of equity financing. Finisar converted the $5 million remaining principal balance on their term loan into our Series B Preferred Stock and we raised an additional $2.8 million in new cash. Three of the five members of the Board of Directors at that time, founders Dr. Ungar and Mr. Lintz and independent director, Dr. Israel Ury, each purchased preferred stock in the Series B round of financing.

In the second quarter of 2004, we entered into a senior secured two-year note transaction with various investors and raised $3.25 million. In the second quarter of 2005, approximately $2.1 million of the $2.4 million outstanding balance was extended for an additional year. The largest participant in the note transaction, investing $2.5 million, was Envision Partners of which QPC’s Chief Financial Officer, Mr. Lintz, is a 50% partner. As of June 30, 2006 the outstanding principal balance of the senior secured note was $1,565,906. 2,433,609 warrants were issued in connection with this financing. In addition, 840,000 warrants were issued in connection with the extension.

From the fourth quarter of 2004 through the first quarter of 2005, we raised $5.9 million in a third round of equity financing. Investors who participated in this round were approximately sixty high net worth individuals.

In third quarter 2005, we raised $215,500 through a sale of our common stock to eight high net worth individuals.

In the third quarter of 2005 we entered into a subordinated secured note with various investors for $1,280,000. As of June 30, 2006 the outstanding principal balance was $1,280,000. 320,000 warrants were issued in connection with this financing.

In November 2005, we raised $500,000 pursuant to a 10% secured note financing with Jeffrey Ungar, our Chief Executive Officer, and George Lintz, our Chief Financial Officer. Pursuant to these bridge notes, we issued these lenders warrants to purchase 320,000 shares of common stock at $1.25 per share (“Bridge Warrants”). In connection with extensions of the maturity date of these bridge notes from January 2006 to April 2006, we granted 900,000 additional Bridge Warrants to these lenders. The bridge notes were paid in full as of April 25, 2006.

In January 2006, through a private placement offering, referred to as the Brookstreet Tranche I offering, we raised $2,862,630 from the sale of 572,526 units of our securities, each unit consisting of four shares of common stock and one warrant to purchase one share of common stock at $1.50 per share (for a total of 2,290,104 shares of common stock and 572,526 warrants).

In a series of private placement closings between March 31, 2006 and June 30, 2006, referred to as the Brookstreet Tranche II offering, we raised $10,239,125 from the sale of 8,191,300 shares of common stock at a price of $1.25 per share. Subsequent to June 30, 2006, the Company sold an additional 1,245,300 shares of common stock at $1.25 per share as part of this Offering for gross proceeds of $1,556,625 and proceeds net of underwriting fees of $1,354,263. In addition, the Company issued 2,345,341 warrants to Brookstreet Securities as of June 30, 2006 in connection with the underwriting. Subsequent to June 30, 2006 the Company issued 249,060 warrants to Brookstreet Securities in connection with the underwriting.

Capital Expenditures

From January 1, 2006 to June 30, 2006 we spent approximately $78,000 on manufacturing equipment, computer equipment and software, furniture and cubicles. We expect our capital expenditures to increase significantly in the second half of 2006 based on growth of our operations,and increased orders and personnel. We are considering expanding our manufacturing area by up to 10,000 square feet. Our facility has warehouse space that is contiguous to our present manufacturing area that we are considering using for the manufacturing area expansion. We expect that expansion, should we choose to proceed to cost in the range of $1 million to $2 million.

Recent Accounting Pronouncements

  In June 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” a replacement of existing accounting pronouncements. SFAS 154 modifies accounting and reporting requirements when a company voluntarily chooses to change an accounting principle or correct an accounting error. SFAS 154 requires retroactive restatement of prior period financial statements unless it is impractical. Previous accounting guidelines allowed recognition by cumulative effect in the period of the accounting change. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In February 2006, the FASB issued SFAS 155 Accounting for Certain Hybrid Financial Instruments, an amendment of SFAS 133 and 140. These SFAS’s deal with derivative and hedging activities and accounting for transfers and servicing of financial instruments and extinguishment of liabilities. FAS 155 is effective for all financial instruments acquired or issued in an entity’s first fiscal year beginning after September 15, 2006. The Company does not engage in the activities described in these SFAS’s and does not have any intention of engaging in those activities when SFAS 155 becomes effective. The Company has evaluated the impact of the adoption of SFAS 155, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

Our principal executive offices and manufacturing facilities are currently located at 15632 Roxford Street, Sylmar, California 91342 with a lease term of ten years and an option to extend at market rates for an additional five years of 40,320 square feet, and expiration on May 31, 2016 for the initial term and May 31, 2021 for the option. We use 18,000 square feet of our leased 40,320 square foot building and sub-let the remainder of our facility for warehousing space. We pay approximately $25,500 per month for lease payments and approximately $1,800 per month for common area maintenance and recover $5,000 from our subleases, all on a month-to-month basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 2005, pursuant to a Loan Agreement, we issued a 10% secured promissory note in the principal amount of $200,000 to Jeffrey Ungar, our Chief Executive Officer, and another 10% secured promissory note in the principal amount of $300,000 to George Lintz, our Chief Financial Officer (collectively, as amended, the “Bridge Notes” and Mr. Lintz and Mr. Ungar may be referred to as the “Bridge Noteholders”). The notes were due and payable on January 31, 2006. The lenders have a security interest in our cash, deposit accounts, fixed assets, intellectual properties, and certain insurance proceeds. This security interest is subordinated to our Senior Secured Promissory Notes originally issued on May 21, 2004 and the Senior Subordinated Secured Promissory Notes dated as of September 30, 2005. We also paid a loan origination fee of 5% or, $10,000 and $15,000, to each of Mr. Ungar and Mr. Lintz, respectively. We also granted to each of Mr. Ungar and Mr. Lintz, a warrant to purchase 128,000 and 192,000 shares of our common stock at $1.25 per share, respectively.

Effective as of January 25, 2006, we amended the Loan Agreement to mature on March 27, 2006 instead of January 31, 2006. This maturity date is subject to the Company’s option to further extend the maturity date by another 30 days (“Extension Option”). In consideration of this amendment, the Company paid the Bridge Noteholders a loan origination fee of 3% of the original principal amount of the Notes (“3% Origination Fee”) or $15,000. The Company also issued warrants to purchase shares of Common Stock at $1.25 per share. The Company issued 60,000 warrants for every $100,000 in principal loaned to the Company by the applicable Bridge Noteholder (“Bridge Warrants”). For every 30 day period beyond February 24, 2006 that the Bridge Notes remain outstanding, the Company is obligated to issue another 60,000 Bridge Warrants for every $100,000 in principal outstanding. If the Company exercises the Extension Option, it shall pay the Bridge Noteholders an additional 3% Origination Fee and additional 60,000 Bridge Warrants for every $100,000 in principal outstanding. These notes were repaid in April 2006. In aggregate, we granted Mr. Ungar and Mr. Lintz an additional 360,000 and 540,000 warrants, respectively, in consideration of the Bridge Notes extension.

During 2004, we issued $3,250,000 of notes payable to seven note holders, some of whom are our stockholders. One note holder who purchased $2,500,000 in principal is a partnership of which Mr. Lintz is an owner. The original term of the notes are 24 months, bearing interest at 10% per annum, with no principal and interest payments required for the initial three months. The notes are secured by all of the assets of the Company, including its intellectual property. One warrant for every $1.33 of principal was granted to each note holder, with each warrant being convertible into one share of common stock at $3.75 per share. The warrants are immediately vested and have a six year term. During 2005, five of the seven note holders agreed to modify the terms of their notes. The modifications include deferring principal payments from April 2005 to March 2006, thereafter principal payments will commence until the notes are fully paid in May 2007. In addition, 840,000 warrants were issued to the five note holders who elected to defer principal payments on their loans.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not listed on any national stock exchange. The common stock is traded over-the-counter on the Over-the-Counter Electronic Bulletin Board under the symbol “QPCI.” Prior to May 2006, we were known as Planning Force, Inc. and our stock traded under the symbol “PLFI”. The following table sets forth the high and low bid information for the common stock for each quarter within the last two fiscal years, as reported by the Over-the-Counter Electronic Bulletin Board.

2006	High Bid	Low Bid
First Quarter	*	*
Second Quarter	$3.04	$2.10
Third Quarter	$2.84	$1.80

	High Bid	Low Bid
2005
Second Quarter	*	*
Third Quarter	*	*
Fourth Quarter	*	*

* There have been no trades of Company common stock during such quarter.

As of September 14, 2006, there were approximately 520 stockholders of record of our common stock.

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Dividends

We have never paid any dividends on the common stock or the Preferred Stock. We currently anticipate that any future earnings will be retained for the development of our business and do not anticipate paying any dividends on the common stock or the Preferred Stock in the foreseeable future.

Equity Compensation Plan Information

The 2006 Stock Incentive Plan became effective on May 3, 2006 in connection with this transaction. All options to purchase stock of QPC which were outstanding at the time were assumed by us and converted into options to purchase shares of our common stock. The number of shares subject to each assumed and converted option was equal to the number of shares of common stock which were subject to that option immediately prior to the conversion, and the exercise price per share remained the same as the per share exercise price in effect under the option at the time of conversion. Except for the conversion of the securities subject to the options into shares of our common stock, each option will continue to be governed by the terms of the agreement evidencing that option at the time of our conversion into a corporation.

The 2006 Stock Incentive Plan permits issuance of restricted stock or stock options. As of September 14, 2006, only stock options are outstanding. Under the 2006 Stock Incentive Plan restricted stock or options may be granted to employees, non-employee members of our Board of Directors, and consultants and other independent advisors in our employ or service. The number of shares of common stock issuable under the 2006 Stock Incentive Plan is 5,400,000 shares.

Unvested options will vest on an accelerated basis in the event the Company is acquired and those options are not assumed or replaced by the acquiring entity. The options that were granted while we were a limited liability company, however, will terminate in the event the Company is acquired and those options are not assumed by the acquiring entity (unless their vesting is accelerated by our Compensation Committee). Each option will have a maximum term (not to exceed 10 years) set by the plan administrator (our Compensation Committee) at the time of grant, subject to earlier termination following the optionee’s cessation of employment. All options are non-statutory options under the Federal tax law, unless they are incentive stock options granted to employees.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under the equity compensation plan
Equity Compensation Plans approved by security holders	2,805,666	$0.66	2,594,334
Equity compensation plans not approved by security holders	474,182	$1.25	N/A

EXECUTIVE COMPENSATION

During the 2005 fiscal year, Mr.Jeffrey Ungar, our Chief Executive Officer and George Lintz, our Chief Financial Officer were the only executive officers receiving compensation of at least $100,000 per year.

The following table sets forth information as to the compensation paid or accrued to Mr. Ungar, our Chief Executive Officer and Mr. Lintz, our Chief Financial Officer:

Summary Compensation Table

		ANNUAL COMPENSATION			LONG TERM COMPENSATION
					AWARDS		PAYOUTS
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs	LTIP Payout($)	All Other Compensation ($)
Jeffrey Ungar, Chief Executive Officer	2005	212,000	36,000	6,270(1)	0	—	0	0
	2004	212,000	12,000	6,500(1)	0	100,000(3)	0	0
George Lintz, Chief Financial Officer	2005	192,961	39,000	6,020(2)	0	—	0	0
	2004	190,000	48,000	6,500(2)	0	100,000(4)	0	0
Paul Rudy, Senior V.P. Marketing and Sales	2005	153,577	0	83,142(5)	0	275,000(5)	0	0
	2004	0	0	0	0	—	0	0

(1) Includes amounts paid to Mr. Ungar for 401(k) matching contributions.

(2) Includes amounts paid to Mr. Lintz for 401(k) matching contributions.

(3) Mr. Ungar received an option to purchase 100,000 shares at $0.38 per share in 2004.

(4) Mr. Lintz received an option to purchase 100,000 shares at $0.38 per share in 2004.

(5) Includes reimbursement of relocation expenses of $74,532 and transportation reimbursements of $8,610.

(6) Mr. Rudy received an option to purchase 200,000 shares at $0.38 per share in May 2005 and an option to purchase 75,000 shares at $1.25 per share in November 2005.

Stock Options and Stock Appreciation Rights

During the year ended December 31, 2005, we granted to the following named executive officers and directors, options to purchase the following shares*:

Name	Date of Grant	Common Shares	Exercise Price
Paul Rudy	May 18, 2005	200,000	$0.38
Paul Rudy	November 17, 2005	75,000	$1.25
Israel Ury	May 20, 2005	20,000	$0.38

* Options were to purchase Quintessence Photonics Corporation common stock which become exchanged for options to purchase QPC Lasers, Inc. common stock in connection with the reverse merger.

These options expire ten years from the date of grant. The options become exercisable on a quarterly basis. .

No other stock options or other derivative stock-based rights were granted to any of the other named executive officers during the 2005 fiscal year.

Aggregated Option Fiscal Year-End Value

There were no unexercised options to purchase QPC Lasers, Inc. common stock held by the named executive officers at the end of the 2005 fiscal year.

Long-Term Incentive Plan Awards (“LTIP”) Table

We do not currently have any LTIP.

Compensation of Directors

Two of our Directors are also employees and do not receive separate board compensation. Three of our remaining five directors each accrue fees of $2,500 Directors Fee, $1,000 Board Meeting Attendance Fee, $1,250 Committee Chair Fee, $500 Committee Meeting Attendance Fee and/or $250 Teleconference Fee per quarter, plus any related expenses incurred.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

FINANCIAL INFORMATION

CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCCOUNTING FIRM

CONSOLIDATED FINANCIAL STATEMENTS:

Balance Sheets

Statements of Operations

Statements of Stockholders’ Equity

Statements of Cash Flows

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors

QPC Lasers, Inc. (Formerly Planning Force, Inc.)

Sylmar, California

We have audited the consolidated balance sheet of QPC Lasers, Inc. (Formerly Planning Force, Inc.) (the “Company”) as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of QPC Lasers, Inc. (Formerly Planning Force, Inc.) as of December 31, 2005 and the consolidated results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred a net loss of $7,777,858 and used $6,440,414 of cash in operations for the year ended December 31, 2005 and had a working capital deficiency of $1,635,421 as of December 31, 2005, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Weinberg and Company, P.A

May 12, 2006

Los Angeles, California

QPC LASERS, INC. (Formerly Planning Force, Inc.)
CONSOLIDATED BALANCE SHEETS

ASSETS
	June 30, 2006 (Unaudited)	December 31, 2005

CURRENT ASSETS
Cash	$5,802,838	$69,440
Accounts receivable, Commercial customers, net of allowance for doubtful accounts and returns and discounts of $10,575 as of June 30, 2006 and $6,704 as of December 31, 2005	290,503	331,332
Accounts receivable, Government contracts, net of allowance for doubtful accounts and returns and discounts of $-0- as of June 30, 2006 and $8,312 as of December 31, 2005	173,274	15,669
Costs and earnings in excess of billings	115,086	10,774
Inventory	379,646	419,099
Prepaid expenses and other current assets	154,673	198,449

Total Current Assets	6,916,020	1,044,763

Capitalized loan fees, net of accumulated amortization of $276,408 (unaudited) as of June 30, 2006 and $203,586 as of December 31, 2005	67,227	140,049
Property and equipment, net of accumulated depreciation of $4,656,778 (unaudited) as of June 30, 2006 and $4,056,090 as of December 31, 2005	3,869,052	4,391,019

Other assets	88,779	129,414
TOTAL ASSETS	$10,941,078	$5,705,245

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$961,235	$940,766
Embedded derivative liability	183,209	—
Note payable-related party	—	343,200
Current portion of long term debt	1,237,886	1,396,218
Total Current Liabilities	2,382,330	2,680,184
Long term debt, less current portion	1,104,800	1,288,506

Total Liabilities	3,487,130	3,968,690

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY

Preferred stock, $.001 par value, 20,000,000 shares authorized, none outstanding	—	—
Common stock, $.001 par value, 180,000,000 shares authorized, 37,311,506 issued and outstanding at June 30, 2006 and 12,787,802 at December 31, 2005	37,311	12,788
Common stock to be issued, 8,658,422 shares at December 31, 2005	—	866
Additional paid in capital	47,613,729	34,536,687
Unearned compensation	(1,125,000)	—
Accumulated deficit	(39,072,092)	(32,813,786)

Total stockholders’ equity	7,453,948	1,736,555

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,941,078	$5,705,245

See accompanying Notes to Consolidated Financial Statements

 QPC LASERS, INC. (Formerly Planning Force, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2005 and 2004
and the Six Months Ended June 30, 2006 and 2005
(Unaudited)

	Six months ended (Unaudited)		Years ended
	June 30, 2006	June 30, 2005	December 31, 2005	December 31, 2004

REVENUE
Commercial customers	$405,829	$316,291	$594,161	$63,685
Government contracts	437,081	206,890	479,030	987,131
TOTAL REVENUE	842,910	523,181	1,073,191	1,050,816
COST OF SALES	774,748	428,234	1,009,477	786,605

GROSS PROFIT	68,162	94,947	63,714	264,211

OPERATING EXPENSES
Research and Development	2,258,778	2,483,267	4,753,356	3,451,538
General and Administrative	2,888,464	1,117,620	2,896,873	2,056,516
Total operating expenses	5,147,242	3,600,887	7,650,229	5,508,054

LOSS FROM OPERATIONS	(5,079,080)	(3,505,940)	(7,586,515)	(5,243,843)
Interest Income	6,473	12,094	15,036	14,440
Interest Expense	(911,608)	(170,901)	(294,831)	(182,847)
Merger expense	(336,322)	—	—	—
Other income	62,233	37,717	88,452	72,831

NET LOSS	$(6,258,306)	$(3,627,030)	$(7,777,858)	$(5,339,419)

LOSS PER SHARE — Basic and Diluted	$(.20)	$(.22)	$(.63)	$(.48)
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	31,156,221	16,507,615	12,433,518	11,078,848

See accompanying Notes to Consolidated Financial Statements

QPC LASERS, INC.
(Formerly Planning Force, Inc.)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the years ended December 31, 2005 and 2004
and the six months ended June 30, 2006 (Unaudited)

					Stock
	Common Stock		To be	Additional	subscribed	Unearned	Accumulated
	Shares	Amount	issued	Paid-in	but not issued	Compensation	Deficit	Total

Balance, January 1, 2004	10,863,827	$10,863	—	16,697,171	$—	$—	$(8,873,481)	$7,834,553
Issuance of common stock from exerciseof stock options	15,000	15	—	5,685	—	—	—	5,700
Issuance of common stock, net of issuance costs of $258,828	1,161,744	1,162	—	4,091,597	—	—	—	4,092,759
Issuance of common stock upon conversion of long term debt	83,380	84	—	313,100	—	—	—	313,184
Stock subscribed, but not issued	—	—	—	—	102,000	—	—	102,000
Net loss	—	—	—	—	—	—	(5,339,419)	(5,339,419)
Balance December 31, 2004	12,123,951	12,124	—	21,107,553	102,000	—	(14,212,900)	7,008,777
Issuance of common stock from exercise of stock options	90,000	90	—	32,310	—	—	—	32,400
Issuance of common stock	573,851	574	—	1,372,822	(102,000)	—	—	1,271,396
Fair value of loan discount of warrants issued to holders of Senior Secured Notes Payable	—	—	—	596,400	—	—	—	596,400
Fair value of loan discount of warrants issued to holders of Subordinated Secured Convertible Notes	—	—	—	233,600	—	—	—	233,600
Fair value of loan discount of warrants issued to holders of related party note payable	—	—	—	313,600	—	—	—	313,600
Fair value of options issued to consultants	—	—	—	58,240	—	—	—	58,240
Stock dividend	—	—	866	10,822,162		—	(10,823,028)	—
Net loss	—	—	—	—	—	—	(7,777,858)	(7,777,858)

Balance-December 31, 2005	12,787,802	12,788	866	34,536,687	—	—	$(32,813,786)	1,736,555
Issuance of stock associated with Stock Dividend	8,658,422	8,659	(866)	(7,793)	—	—	—	—
Effect of Share Exchange Agreement, May 12, 2006	4,166,378	4,166	—	(4,166)	—	—	—	—
Issuance of stock for cash, net of $2,152,214	10,481,404	10,481	—	10,939,060	—	—	—	10,949,541
Value of embedded derivative liability	—	—	—	(211,835)	—	—	—	(211,835)
Issuance of stock upon option exercise	17,500	17	—	10,983	—	—	—	11,000
Issuance of stock for services	1,200,000	1,200	—	1,498,800	—	(1,500,000)	—	—
Issuance of warrants Associated with Related Party Debt	—	—	—	715,598	—	—	—	715,598
Issuance of warrants for services	—	—	—	62,000	—	—	—	62,000
Issuance of options	—	—	—	74,395	—	—	—	74,395
Amortization of unearned compensation	—	—	—	—	—	375,000	—	375,000
Six month net loss	—	—	—	—	—	—	(6,258,306)	(6,258,306)
Balance June 30, 2006	37,311,506	$37,311	—	$47,613,729	—	$(1,125,000)	$(39,072,092)	$7,453,948

See accompanying Notes to Consolidated Financial Statements

QPC LASERS, INC. (Formerly Planning Force, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2005 and 2004 and
the six months ended June 30, 2006 and 2005

	Six Months Ended (Unaudited)		Year Ended
	June 30, 2006	June 30, 2005	December 31, 2005	December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(6,258,306)	$(3,627,030)	$(7,777,858)	$(5,339,419)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	600,688	609,268	1,167,578	1,181,072
Fair Value of options issued for services	—	—	58,240	—
Amortization of loan discount	374,653	—	265,727	—
Amortization of loan fees	—	—	142,501	—
Amortization of deferred compensation	375,000	—	—	—
Derivative income, included in other income	(28,626)	—	—	—
Compensation expense of warrant issuance	777,598	—	—	—
Compensation expense of option issuance	74,395	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(116,776)	(117,168)	(214,385)	14,510
Inventory	39,453	(22,723)	(343,682)	(75,417)
Unbilled revenue	(104,312)	(135,091)	(10,774)	—
Other assets	113,457		(28,471)	5,002
Prepaid Expenses	43,776	(19,529)	(103,709)	(4,647)
Accounts payable and other current liabilities	20,469	(211,442)	522,808	242,777
Deferred revenue	—	—	(118,389)	118,389

Net cash used in operating activities	(4,088,531)	(3,523,715)	(6,440,414)	(3,857,733)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(78,722)	(143,462)	(206,471)	(423,663)
Net cash used in investing activities	(78,722)	(143,462)	(206,471)	(423,663)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in capitalized loan fees	—	—	(134,200)	(209,435)
Proceeds from borrowing	—	—	1,780,000	3,250,000
Principal payments on debt	(1,059,891)	(313,395)	(362,389)	(522,996)
Proceeds received from unit sales allocated to common stock	10,737,706	1,056,158	—	—
Proceeds from unit sales allocated to embedded derivates	211,835	—	—	—
Exercise of options	11,000	—	32,400	5,700
Issuance of common stock	—	—	215,500	—
Preferred stock issued, net of issuance costs	—	—	1,055,896	4,194,759

Net cash provided by financing activities	9,900,650	742,763	2,587,207	6,718,028

NET INCREASE (DECREASE) IN CASH	5,733,398	(2,924,414)	(4,059,678)	2,436,632
CASH — Beginning of period	69,440	4,161,618	4,129,118	1,724,986

CASH — End of period	$5,802,838	$1,237,204	$69,440	$4,161,618

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$196,012	$170,901	$294,831	$140,584

Taxes	$—	$—	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

During the six months ended June 30, 2006, 1,200,000 common shares were issued in exchange for consulting services valued at $1,500,000.

During 2005 the Company committed to issuing 8,658,422 of common stock to preferred stockholders accounted for as a stock dividend (see Note 8).

During 2005, the Company issued warrants with a fair value of $596,400 to holders of Senior Secured Notes Payable.

During 2005, the Company issued warrants with a fair value of $233,600 to holders of Subordinated Secured Convertible Notes.

During 2005, the Company issued warrants with a fair value of $313,600 to holders of Related Party Notes Payable.

During 2005, the Company issued warrants with a fair value of $366,698 in connection with Preferred Stock Offering.

During 2004, the Company exchanged $300,000 principal and $13,184 interest of the notes payable for 83,380 shares of Series C convertible voting preferred stock. The Company also issued 20,250 shares of  Series C convertible voting preferred stock for finders fees, valued at $50,625.

See accompanying Notes to Consolidated Financial Statements

 QPC LASERS, INC.
(Formerly Planning Force, Inc.)

NOTES TO CONSOLIDTED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND
THE SIX MONTHS ENDED JUNE 30, 2006 and 2005 (UNAUDITED)

NOTE 1

ORGANIZATION AND NATURE OF OPERATIONS

The Company was originally incorporated in the State of Nevada on August 31, 2004 under the name “Planning Force, Inc.” as a development stage company that planed to specialize in event planning for corporations. The Company offered two types of services: retreat training services and product launch event planning. This business generated minimal revenue for the Company since inception.

Effective May 1, 2006, Planning Force Inc., changed its name to QPC Lasers, Inc. On May 12, 2006 QPC Lasers, Inc. (QLI) executed a Share Exchange Agreement by and among. Julie Moran, its majority shareholder, and Quintessence Photonics Corporation (QPC) and substantially all of its shareholders. Under the agreement QLI issued one share of its common stock to the QPC shareholders in exchange for each share of QPC common stock (QPC Shares). Upon closing, QPC Shares represented at least 87% of QLI’s common stock. Therefore, a change in control occurred and QPC also became a wholly owned subsidiary of QLI. Accordingly, the transaction is accounted for as a reverse merger (recapitalization) in the accompanying financial statements with QPC deemed to be the accounting acquirer. QLI is considered to be a holding company as it does have business operations separate from QPC. As such the financial statements herein reflect the activity of QPC, with the activity of QLI being reflected from May 12, 2006 forward, see Note 12.

The accompanying interim financial statements are unaudited, but in the opinion of management of QLI, contain all adjustments, which include normal recurring adjustments necessary to present fairly the financial position at June 30,2006 and the results of operations and cash flows for the six months ended June 30,  2006 and 2005. The results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2006.

GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company had a net loss of $7,777,858 and utilized cash of $6,440,414 in operating activities during the year ended December 31, 2005, and had a working capital deficiency of $1,635,421 at December 31, 2005. During the six months ended June 30 2006, the Company had a net loss of $6,258,306 and utilized cash of $4,088,531 in operating activities. At June 30 2006 the Company had working capital of $4,533,690. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include unrestricted deposits and short-term investments with an original maturity of three months or less.

Inventory

Inventory is valued at lower of cost or market using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets, which range from 3 to 6 years. Leasehold improvements are amortized over the lesser of the remaining lease term, including renewal periods, or the useful life of the asset.

Impairment of Long-Lived Assets

On January 1, 2002, the Company adopted the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” The adoption of this statement did not have a material effect on the Company’s results of operations or financial condition.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Deferred Stock Offering Costs

The Company capitalizes costs incurred related to its offering of common stock until such time as the stock is issued, or the stock offering is abandoned by the Company. These costs include specific incremental costs directly related to its stock offering. At December 31, 2005, deferred offering costs were approximately $41,000 and were included in Other Assets. The offering associated with these costs concluded in 2006. Accordingly, these costs were charged to Additional Paid in Capital as of June 30, 2006.

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. The Company considers future taxable income and ongoing, prudent and feasible tax planning strategies, in assessing the value of its deferred tax assets. If the Company determines that it is more likely than not that these assets will not be realized, the Company will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on the Company’s judgment. If the Company subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

Revenue Recognition

The majority of the Company’s revenues result from fixed-price contracts with U.S. government agencies. Revenues from fixed-price contracts are recognized under the percentage-of-completion method of accounting, generally based on costs incurred as a percentage of total estimated costs of individual contracts (“cost-to-cost method”). Revisions in contract revenue and cost estimates are reflected in the accounting period as they are identified. Provisions for the entire amount of estimated losses on uncompleted contracts are made in the period such losses are identified. No contracts were determined to be in an overall loss position at December 31, 2005 or June 30, 2006. At December 31, 2005, there was no deferred revenue and approximately $10,774 of unbilled receivable related to these government contracts. At June 30, 2006 there was $12,024 (Unaudited) of deferred revenues and $115,086 (Unaudited) of costs and earnings in excess of bilings related to these government contracts.

The Company recognizes revenues on product sales, other than fixed-price contracts after shipment of the product to the customer and formal acceptance by the customer has been received. Depending upon the specific agreement with the customer, such acceptance normally occurs subsequent to one or more of the following events: receipt of the product by the customer, installation of the product by the customer.

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Accounts receivable are reviewed for collectibility. When management determines a potential collection problem, a reserve will be established, based on management’s estimate of the potential bad debt. When management abandons all collection efforts it will directly write off the account and adjust the reserve accordingly.

Research and Development Costs

Research and development costs are charged to expense when incurred.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), established a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. SFAS No. 123 was amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which required companies to disclose in interim financial statements the pro forma effect on net income (loss) and net income (loss) per common share of the estimated fair market value of stock options or warrants issued to employees. Through December 31, 2005, the Company accounted for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), with pro forma disclosures of net income (loss) as if the fair value method had been applied. Accordingly, compensation cost for stock options was measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

As the exercise price of stock options and warrants issued to employees was not less than the fair market value of the Company's common stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method, there was no related compensation expense recorded in the Company's 2005 and 2004 consolidated financial statements. The fair value of stock options and warrants issued to officers, directors and employees at not less than fair market value of the Company's common stock on the date of grant was estimated using the Black-Scholes option-pricing model, and the effect on the Company's results of operations was shown in a pro forma

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

disclosure as if such stock options and warrants had been accounted for pursuant to SFAS No. 123.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share Based Payment" ("SFAS No. 123R"), a revision to SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123R superseded APB No. 25 and amended SFAS No. 95, "Statement of Cash Flows". Effective January 1, 2006, SFAS No. 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in the Company's financial statements over the vesting period of the awards.

Accordingly, the Company recognizes compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. In addition, commencing January 1, 2006, the Company recognized the unvested portion of the grant date fair value of awards issued prior to adoption of SFAS No. 123R based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding stock options and warrants.

The Company adopted SFAS No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date.

For the six months ended June 30, 2006, the value of options vesting during the period was $74,395 and has been reflected as compensation cost. As of June 30, 2006, the Company has unvested options of $774,117 which will be reflected as compensation cost in future periods as the options vest.

During the six months ended June 30, 2005 and the year ended December 31, 2005, the Company issued 352,000 and 775,500, respectively, of stock options. The pro forma disclosure related to the issuance and vesting of these options is as follows

	Six months ended June 30, 2005	Year ended December 31, 2005

Net loss as reported	$(3,627,030)	$(7,778,858)
Stock based compensation	(392,240)	(786,870)
Pro forma loss	$(4,019,270)	$(8,565,728)
Pro forma net loss per share, basic and diluted	$(.24)	$(.69)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

The assumptions used in calculating the fair value of the options granted during 2005, using the Black-Scholes option pricing model were: risk free interest rate, 4.47%, expected life, 10 years, expected volatility 70%, no expected dividends.

For the year ended December 31, 2004, the fair value of the options issued and vested would not have materially changed the reported net loss, therefore the pro-forma net loss presentation is not required to be presented.

Fair Value of Financial Instruments

The recorded values of cash and cash equivalents, accounts receivable, accounts payable and other current liabilities approximate their fair values based on their short-term nature. The carrying amount of the notes payable and long term debt at December 31, 2005 and June 30, 2006 approximates fair value because the related effective interest rates on the instruments approximate rates currently available to the Company.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents placed with high credit quality institutions and account receivable due from government agencies. The Company places its cash and cash equivalents with high credit quality financial institutions. From time to time such cash balances may be in excess of the FDIC insurance limit of $100,000.

Loss per Common Share

Basic loss per share is calculated by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated assuming the issuance of common shares, if dilutive, resulting from the exercise of stock options and warrants. As the Company had a loss in the years ended December 31, 2005 and 2004 and the six month periods ended June 30, 2006 and 2005, basic and diluted loss per share are the same.

Recent Accounting Pronouncements

In June 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” a replacement of existing accounting pronouncements. SFAS 154 modifies accounting and reporting requirements when a company voluntarily chooses to change an accounting principle or correct an accounting error. SFAS 154 requires retroactive restatement of prior period financial statements unless it is impractical. Previous accounting guidelines allowed recognition by cumulative effect in the period of the accounting change. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In February 2006, the FASB issued SFAS 155 Accounting for Certain Hybrid Financial Instruments, an amendment of SFAS 133 and 140. These SFAS’s deal with derivative and hedging activities, accounting for transfers and servicing of financial instruments and extinguishment of liabilities. SFAS 155 is effective for all financial instruments acquired or issued in an entity’s first fiscal year beginning after September 15, 2006. The Company does not engage in the activities described in these SFAS’s and does not have any intention of engaging in those activities when SFAS 155 becomes effective. The Company has evaluated the impact of the adoption of SFAS 155, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

NOTE 3 INVENTORY

Inventory consists of the following:
	June 30, 2006 (Unaudited)	December 31, 2005
Raw materials	$394,830	$441,800
Work in process	7,517	—
Reserve for slow moving and obsolescence	(22,701)	(22,701)

	$379,646	$419,099

NOTE 4 CAPITALIZED LOAN FEES

Capitalized loan fees consist of legal fees and other direct costs incurred in obtaining the loans as described in Notes 6 and 7, and are amortized over the life of the loans using the effective interest method.

NOTE 5 PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	June 30, 2006 (Unaudited)	December 31, 2005	Useful Lives
Computer software	$65,049	$61,807	3 years
Furniture and fixtures	113,369	103,180	6 years
Computer equipment	124,568	118,036	3 years
Office equipment	69,362	69,362	6 years
Lab and manufacturing equipment	4,362,913	4,305,775	6 years
Leasehold improvements	3,790,569	3,788,949	14 years
	8,525,830	8,447,109
Less accumulated depreciation and amortization	(4,656,778)	(4,056,090)

Property and equipment, net	$3,869,052	$4,391,019

Depreciation and amortization expense related to property and equipment amounted to $1,167,578 and $1,120,164 for the years ended December 31, 2005 and 2004, respectively. For the six months ended June 30, 2006 and 2005, depreciation and amortization expense was $600,688 (Unaudited) and 609,268 (Unaudited) respectively.

NOTE 6 - NOTE PAYABLE RELATED PARTIES

Notes payable related parties is as follows:

	June 30, 2006 (Unaudited)	December 31, 2005
Notes payable related parties	$—	$500,000
Loan discount	$—	(156,800)
	$—	$343,200

The Company was indebted to the Vice Chairman of the Board of Directors and the Chief Operating Officer of Company under a $500,000 note agreement entered into in November 2005. The note was due January 2006, was extended to April 25, 2006, and was paid in April 2006. Until the note is repaid, monthly interest only payments were required. The interest rate was 10% per annum. The note was secured by all the assets of the Company. The amount outstanding at December 31, 2005 was $500,000. The Company paid a $25,000 loan origination fee to the related parties in accordance with the note agreement. As part of the original loan agreement, the Company granted to the note holders warrants to purchase 320,000 shares of common stock. These warrants were valued at $0.98 per warrant. Accordingly, the Company recorded a loan discount of $313,600 which the Company amortized to interest expense over the original life of the loan, of which $156,800 was amortized during the year ending December 31, 2005. The remaining balance was fully amortized as of June 30, 2006. The Company issued 900,000 warrants to the note holders in 2006 as consideration for extending the original due date of the note. The value of these warrants, approximately $716,000 (Unaudited) was charged to interest expense during the six months ended June 30, 2006.

NOTE 7 LONG TERM DEBT

As of December 31, 2005, long term debt consist of the following:

	Loan Balance	Loan Discount	Current portion	Noncurrent portion
(a) Senior Secured Notes	$2,125,797	$(506,940)	$1,396,218	$222,639
(b) Subordinated Secured Convertible Notes	1,280,000	(214,133)	—	1,065,867
	$3,405,797	$(721,073)	$1,396,218	$1,288,506

As of June 30, 2006 notes payable consist of the following (Unaudited):

	Loan Balance	Loan discount	Current portion	Noncurrent Portion
(a) Senior Secured Notes	$1,565,906	$(328,020)	$1,237,886	$—
(b) Subordinated Secured Convertible Notes	1,280,000	(175,200)	—	1,104,800
	$2,845,906	$(503,220)	$1,237,886	$1,104,800

(A)	Senior Secured Notes Payable

During 2004, the Company issued $3,250,000 of notes payable to Investors. The term of the notes are 24 months, bearing interest at 10% per annum, with no principal and interest payments required for the initial 3 months. The remaining 21 months required principal and interest payments sufficient to pay the loan in full at the end of 24 months. The notes are secured by all of the assets of the Company, including its intellectual property. The notes have 1 warrant for every $1.33 of principal, with each warrant being convertible into 1 share of common stock at $3.75 per share. The warrants are immediately vested and have a 6 year term. The Company determined there was no accounting value to be assigned to the warrants, based a calculation using an option pricing model. Of the total notes above $2,500,000 was subscribed to a limited partnership of which an officer of the Company is an owner. On October 31, 2004, $300,000 of the principal and $13,184 accrued interest was converted into 83,380 shares of common stock.

During 2005, five of the seven note holders agreed to modify the terms of their notes. The modifications include deferring principal payments from April 2005 to March 2006, thereafter principal payments will commence until the notes are fully paid in May 2007. As of June 30 2006, the required monthly principal and interest payments are $149,571. In addition, 840,000 warrants were issued to the five note holders who elected to defer principal payments on their loans. The warrants were valued at $0.71 a warrant or $596,400, using an option pricing model and are reflected as a loan discount amount, which is netted against the loan principal balance. The loan discount fee is being amortized over the life of the loan. As of December 31, 2005, the accumulated amortization of the loan discount fee was $89,460. As of June 30, 2006, the accumulated amortization of the loan discount fee was $328,020 (Unaudited).

NOTE 7 NOTES PAYABLE CONTINUED

(B)	Subordinated Secured Convertible Notes Payable

During 2005, the Company issued $1,280,000 of subordinated, secured notes to 9 note holders. The terms of the notes include interest only payments for 24 months, thereafter the loans will be paid in full over the next twelve months. The loans are secured by all the assets of the Company, but take a secondary position to the Senior Secured Notes, above. The interest rate on the loans is 10%. The loans, at the option of the note holder, may be extended an additional three years, with the same terms as the original three year period. The conversion feature allows the note holder to convert outstanding principal and interest into common stock at a conversion price of $3.75. The conversion price is subject to downward revision upon the occurrence of certain stock offerings. The conversion price was reduced to $1.25, as a result of the stock offerings discussed in Note 8.

In addition, the Company issued 320,000 warrants in connection with this debt offering during 2005. The warrants were valued at $0.73 a warrant or $233,600, using an option pricing model and are reflected as a loan discount amount, which is netted against the loan principal balance. The loan discount fee is being amortized over the life of the loan. As of December 31, 2005, the accumulated amortization was $19,467. As of June 30, 2006, the accumulated amortization was $58,400 (Unaudited).

The aggregate maturities of long-term debt for each of the next three years are as follows as of December 31, 2005:

Year Ending December 31,	Amount
2006	$1,396,218
2007	960,000
2008	1,049,579
$3,405,797

NOTE 8 STOCKHOLDERS’ EQUITY

Common Stock

At June 30, 2006, the Company had one class of common stock , 180,000,000 authorized, with a par value of $0.001 per common share.

Preferred Stock

The Company is authorized to issue a maximum of 20,000,000 shares of $0.001 par value preferred stock. No preferences have been set. The discretion of setting the preferences rests solely with the Company’s board of directors

Common Stock Issued

During 2004, 1,161,744 shares of QPC series C preferred stock were issued for net proceeds of $4,092,759 and 83,380 shares of QPC series C preferred stock were issued in conversion of notes payable. In addition, 15,000 shares of QPC common stock were issued upon exercise of options, resulting in proceeds of $5,700. These shares were exchanged for common stock of QLI in accordance with the recapitalization referred to in Note 12.

During 2005, 352,851 shares of QPC series C preferred stock were issued for net proceeds of $1,058,864. 221,000 shares of QPC common stock were issued for net proceeds of $215,500 and 90,000 shares of QPC common stock were issued upon exercise of options, resulting in proceeds of $32,400. These shares were exchanged for common stock of QLI in accordance with the recapitalization referred to in Note 12.

Other Stock Activity

During the six months ended June 30, 2006, the Company sold 572,526 units of equity instruments, at $5.00 per unit, consisting of 2,290,104 common shares and one warrant to purchase common stock for $1.50 for gross proceeds of $2,862,630. The purchase and sale agreement of these units included a requirement that the Company register such shares and warrants, and that if such shares are not registered, a penalty of 1% per month would accrue. The Company determined that penalty on the registration rights would cause the Company to recognize a warrant liability until such shares have been registered and declared effective (for 16 months per the agreement). As such, the Company determined that the fair value of warrant of $211,835 as calculated using an option pricing model should be established as a liability at the date of the agreement, and is being revalued each reporting period, see Note 13.

During the six months ended June 30, 2006, the Company sold 8,191,300 shares of common stock at $1.25 per share for proceeds of $10,239,125. The underwriter also received 2,347,140 warrants as compensation for the offering. The shares and warrants issued to the underwriter contain registration rights; however no penalties shall accrue in the event such shares are not registered. The Company calculated the value of the warrants issued to the underwriter as $1,736,884 based on an option pricing model. The value of such warrants was treated as a cost of capital.

The cash costs associated with these issuances was $2,152,214 resulting in net proceeds to the Company of $10,949,541.

During the six months ended June 30, 2006, the Company issued 17, 500 shares of common stock upon exercise of options, receiving net proceeds of $11,000. The Company also issued 1,200,000 shares of common stock to a consultant as compensation for services to be rendered. Fair value of the shares was determined to be $1.50 a share based on the offering price per common share of the private placements which occurred subsequent to year end, and was calculated to be $1,500,000. At June 30, 2006, the Company had $1,125,000 of unearned compensation associated with this agreement.

Stock Dividend

On an action by unanimous written consent of the QPC Board of Directors dated October 10, 2005, the QPC approved the procedure of obtaining commitments from its then existing preferred stockholders to ensure it had enough proxy votes to facilitate an anticipated reverse merger. As such, during 2005 the Company offered to its then existing preferred stockholders, at the stockholder’s election, the ability to receive one share of common stock for each share of preferred stock owned. In order for the stockholder to elect this offer, the stockholder committed by proxy to vote for an anticipated reverse merger with a public company. As a result of this offer and acceptance by its then existing preferred stockholders, 7,160,111 shares of common stock was required to be issued by the QPC. These shares were issued in 2006 and reflected as such in the accompanying statement of Stockholders' Equity.

QPC also offered to the then existing preferred C stockholders who took advantage of the offer mentioned in the above paragraph, in exchange for a signed proxy, the choice of adjusting the exercise price of their warrants from $3.75 to $1.25 or to exchange their warrants for QPC common stock in the ratio of three shares of common stock for every four warrants held. As a result of this offer, 1,498,311 shares of common stock was required to be issued by the QPC. These shares were issued in 2006 and reflected as such in the accompanying statement of Stockholders' Equity.

The Company determined that the common stock to be issued to the preferred stockholders in exchange for their proxy should be accounted for as a stock dividend, with the value of the exchange being the fair value of the common stock to be issued. The fair value of $10,823,028 was determined based on the offering price of $1.25 per common share of the private placements which occurred subsequent to year end. As a result of the recapitalization referred to in Note 12, these financial statements reflect the dividend as a common stock dividend.

NOTE 9 STOCK OPTIONS AND WARRANTS

In July 2001, QPC’s Board of Directors approved the 2001 Stock Option Plan (the “2001 plan”) under which certain employees, directors, officers and independent contractors may be granted options to purchase up to an aggregate of 1,215,295 shares of the Company’s common shares. In May 2004, the 2001 plan was amended to increase the number of options which may be granted to 2,555,295. The options vest over a four-year period. Upon the share exchange described in Note 1, these options were converted to options described in the next paragraph.

In May 2006, QLI adopted the 2006 stock option plan (the 2006 plan) under which certain employees, directors, officers and independent contractors may be granted options to purchase up to an aggregate of 5,400,000 shares of the Company’s common shares. The options may vest over a period not to exceed 10 years.

A summary of the Company’s stock option activity follows:
	Number of Options	Range of Exercise Price	Weighted Average Exercise

Options outstanding at January 1, 2004	875,400	$0.38	$0.38
Granted	490,900	0.38	0.38
Exercised	(15,000)	0.38	0.38
Cancelled	(79,800)	0.38	0.38
Options outstanding at December 31, 2004	1,271,500	0.29 to 0.38	0.38
Granted	827,500	0.38 to 1.25	0.49
Exercised	(90,000)	0.38	0.38
Cancelled	(43,750)	0.38	0.38
Options outstanding at December 31, 2005	1,965,250	0.38 to 1.25	0.40
Granted	860,416	1.25	1.25
Exercise	(17,500)	0.38 and 1.25	.49
Cancelled	(2,500)	0.38	0.38
Options outstanding at June 30, 2006 (Unaudited)	2,805,666
Options exercisable at June 30, 2006 (Unaudited)	1,972,837

The assumptions used in calculating the fair value of the options granted during 2005, using the Black-Scholes option pricing model were: risk free interest rate, 4.47%, expected life, 10 years, expected volatility 70%, no expected dividends. The assumptions used for calculating the options granted during 2006 were risk free interest rate ranging from 4.38% to 5.05% , expected life, 10 years, expected volatility 70%, no expected dividends.

The following table summarizes information regarding options outstanding at June 30, 2006 (Unaudited):

Exercise Price	Weighted Average Remaining Options	Weighted Average Remaining Contracted Life

$ 0.29	530,000	66 months

$ 0.38	1,311,750	100 months

$ 1.25	963,916	118 months
	2,805,666

For the six months ended June 30, 2006, the Company recorded compensation expense of $74,395 (Unaudited). The Company has unvested options which will require recognizing $774,117 (Unaudited) of compensation expense in the years, if any, in which the unvested options vest.

The Company has 4,514,431 warrants outstanding at December 31, 2005 and 8,460,763 at June 30, 2006 (Unaudited) with an exercise price ranging from $1.25 to $3.75

A summary of the Company’s warrant activity follows:
Number of Warrants

Warrants at January 1, 2004	—
Granted	4,305,186
Exercised	—
Cancelled	—
Warrants outstanding at December 31, 2004	4,305,186
Granted	2,207,033
Exchanged for stock to be issued	(1,997,788)
Cancelled	—
Warrants outstanding at December 31, 2005	4,514,431
Granted	3,946,332
Exercised	—
Cancelled	—
Warrants outstanding at June 30, 2006	8,460,763

NOTE 10 - INCOME TAXES

At December 31, 2005, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $20,000,000 for Federal and for state purposes. The Federal carryforward expires in 2025 and the state carryforward expires in 2010. Given the Company’s history of net operating losses, management has determined that it is more likely than not the Company will not be able to realize the tax benefit of the carryforwards.

Accordingly, the Company has not recognized a deferred tax asset for this benefit. Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards will recognize a deferred tax asset at that time.

Significant components of the Company’s deferred income tax assets are as follows:

	June 30, 2006 (Unaudited)	December 31, 2005
Deferred income tax asset:
Net operating loss carryforward	8,900,000	$6,800,000
Valuation allowance	(8,900,000)	(6,800,000)
Net deferred income tax asset	$—	$—

For the six months ended June 30, 2006, Management is evaluating the value of its carryforwards given the change of control which has occurred. Management does not believe the carrying value of the deferred tax asset will change materially for that presented above.

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004
Tax expense at the U.S. statutory income tax	(34.00)%	(34.00)%	(34.00)%	(34.00)%
Increase in the valuation allowance	34.00%	34%	34.00%	34.00%
Effective tax rate	—%	—%	—%	—%

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating Lease

On June 1, 2001, the Company signed an operating lease for office, research and development, and manufacturing space. The lease term is 60 months beginning June 1, 2001. The lease provides for two 5-year renewal terms. On August 22, 2005, the original lease was amended to extend the lease term to May 2016 and includes on 5 year renewal term. The Company also leases a vehicle under an operating lease. The Company has made a substantial investment in leasehold improvements based upon its ability to renew its lease for the periods shown above. The table below includes an estimate for estimated renewals.

The future minimum lease commitments are as follows as of December 31, 2005:

Year Ended December 31	Amount
2006	$279,544
2007	304,957
2008	304,957
2009	304,957
2010	304,957
Thereafter	1,651,851

Total minimum lease payments	$3,151,223

Rent expense for the years ended December 31, 2005 and 2004 was $321,018 and $322,768, respectively. For the six months ended June 30, 2006 and 2005, rent expense was $150,096 and $155,143 (Unaudited), respectively

During 2005 and 2004, the Company subleased a portion of its leased office, research and development, and manufacturing space under three separate subleases. The three sublease terms were 24 months beginning January 8, 2003, a month-to-month beginning April 1, 2004, and a month-to-month that began in January 2002. The sublease which commenced January 8, 2003 has converted to a month-to-month lease beginning January 2006. Rental income for the years ended December 31, 2005 and 2004 was $88,452 and $72,831, respectively. Rental income for the six months ended June 30, 2006 and 205 was $35,340 and $38,789 (Unaudited), respectively. Rental income is included in other income.

Employee Benefit Plan

The Company established a defined contribution plan allowing eligible employee income deferrals as permitted by Section 401 (k) of the Internal Revenue Code effective January 1, 2002. This plan covers substantially all full-time employees after minimum service requirements are met. The Company contributes a percentage of participants’ cash contribution subject to certain limits.

Potential Fee to Terminate Intellectual Property Rights

Pursuant to the terms of an Exchange Agreement with Finisar, we granted Finisar a royalty free, fully paid, nonexclusive license to all of our existing and future intellectual property (the "IP License"). Finisar has no right to grant sub-licenses (except to end users) or assign its rights prior to September 2006. The Company may pay Finisar a forbearance fee of up to $1,500,000 (to be credited against the Termination Fee described hereinafter), to extend the restriction on sub-licensing or assignment by Finisar until September 2008. The Company may extinguish this license by paying Finisar a Termination Fee of $5,000,000 at any time prior to September 2006, $5,500,000 from September 2006 through September 2007 or $6,000,000 from September 2007 until September 2008. In addition, the Company granted Finisar most favored nation pricing assurances with respect to all Company products. No assurance can be given that we will have adequate funds to repurchase the IP License prior to expiration of our repurchase rights. The existence of the IP License may impair our ability to realize the full value of our intellectual property assets. For example, we will not be able to enter into an exclusive license arrangement with any party as long as the IP License is outstanding. Finisar may potentially sell similar products at lower prices, thereby reducing our profit margin. Potential licensees may be expected to offer us less value for any nonexclusive rights as compared to the value we might realize if we were to grant exclusive rights. Moreover, the existence of the IP License may make it more difficult to enter into strategic business relationships with third parties.

 NOTE 12 -RECAPITALIZATION

As described in Note 1, the Company effected a recapitalization in which QPC became the accounting acquirer and QLI became the legal acquirer. As part of the share exchange agreement, the existing preferred stock holders of QPC converted their preferred stock into common stock of QLI on a ratio of one share of common stock for each share of preferred stock owned. All shares and per share amounts have been retroactively restated as if the Exchange Agreement occurred at the beginning of the earliest period presented herein.

The effect of the recapitalization on the previously recomputed preferred and common stock of QPC is as follows:
	Preferred Stock		Common Stock
	A	B
January 1, 2004	3,172,203	2,525,468	5,166,156
Conversion of preferred stock to common stock	(3,172,203)	(2,525,468)	5,697,671
Balance January 1, 2004 restated	—	—	10,863,827

NOTE 13 EMBEDDED DERIVATIVE LIABILITY

During the six months ended June 30, 2006, the Company sold 572,526 units. Each unit consisted of 4 shares of common stock, for a total of 2,290,104 shares of common stock and one warrant for a total of 572,526 warrants. See Note 8. Theses warrants expire 18 months from issuance.

The warrants are classified as a liability under SFAS 133 and EITF 00-19 rather than equity because the stock subscription agreements have certain terms and conditions whereby the Company is required to issue additional shares to these stockholders equal to 1% of the shares sold in the offering for each 30 day period the Company is late in filing it registration statement with the United States Securities and Exchange Commission. The outstanding warrants are fair valued each reporting period and the derivative liability adjusted accordingly. At the dates of warrant issuance the estimated fair value was $211,835. At June 30, 2006 the total fair value of the derivative liability was estimated to be $183,208. The net decrease of $28,626 in the derivative liability was recorded as income on derivative instruments in the consolidated statement of operations, included in other income. The assumptions used in calculating the fair value of the warrants issued, using the Black-Scholes option pricing model were: risk free interest rate 4.76%, expected life 1.5 years, expected volatility 70%, no expected dividends. The assumptions used for calculating the options at June 30, 2006 were: risk free interest rate, 4.76%, expected life 1.2 years, expected volatility 70%, no expected dividends.

Note 14 - SUBSEQUENT EVENT

Subsequent to June 30, 2006, the Company sold 1,245,300 shares of common stock at $1.25 per share for gross proceeds of $1,556,625 and net proceeds of $1,354,263. Brookstreet Securities received 249,060 warrants to purchase common stock of the Registrant at a price of $1.25 in connection with the underwriting subsequent to June 30, 2006.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last fiscal years.

Reports to Security Holders

We file annual and quarterly reports with the U.S. Securities and Exchange Commission (SEC). In addition, we file additional reports for matters such as material developments or changes within us, changes in beneficial ownership of officers and director, or significant shareholders. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC as mentioned above.

Where You Can Find More Information

We are subject to the informational requirements of the Securities Exchange Act of 1934 and must file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission at the Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, like us, which file electronically with the Commission.

This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Commission under the Securities Act of 1933. As permitted by the rules and regulations of the Commission, this prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the Commission) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

QPC LASERS, INC.

PROSPECTUS

20,637,861 Shares of Common Stock

September 22, 2006

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no changes in the affairs of the Company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

Part II

Item 24. Indemnification of Directors and Officers.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminates the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of the Company. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of the Company to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

Item 25. Other Expenses of Issuance and Distribution.

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

	Amount
SEC Filing Fee	$4,423
Blue Sky Fees and Expenses	14,000	*
Legal Fees	50,000	*
Accounting Fees and Expenses	50,000	*
Miscellaneous	10,000	*
Total	$128,423

*Estimates

Item 26. Recent Sales of Unregistered Securities.

During the six months ended June 30, 2006, the Company sold 10,481,404 shares of restricted common stock to accredited investors for total gross proceeds of $13,101,755.

From May 19, 2006 to June 16, 2006, the Registrant held five closings in which it offered and sold an aggregate of 4,820,500 shares of its common stock at $1.25 per share to certain accredited investors and received gross proceeds of $ 6,025,625 (the “Offering”) pursuant to subscription agreements. These shares were offered through a private placement in which Brookstreet Securities Corporation acted as the placement agent. The placement agent received a commission of 8.0% of the gross proceeds along with a 2.0% non-accountable marketing allowance and a 3.0% non-accountable expense allowance. The Registrant received net proceeds of $5,242,295 from the Offering.

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During the six months ended June 30, 2006 Brookstreet also received warrants to purchase Registrant common stock in an amount equal to 20% of the shares sold, at an exercise price of $1.25 per share. Based on the sale of 10,481,404 shares in the Offering, Brookstreet received warrants to purchase 2,096,280 shares of common stock. The value of the warrants issued to Brookstreet was $1,736,884.

Subsequent to June 30, 2006, the Company sold an additional 1,245,300 shares of common stock at $1.25 per share as part of this Offering for gross proceeds of $1,556,625 and net proceeds of $1,354,263. Brookstreet Securities received 249,060 warrants to purchase common stock of the Registrant at a price of $1.25 in connection with the underwriting subsequent to June 30, 2006.

Each of the investors in this financing qualified as an “accredited investor” as that term is defined in the Securities Act of 1933 as amended.

In May, 2006, we issued 1,200,000 shares of restricted common stock to an investor relations firm for services to be performed over twelve months. The value of the shares was $1,500,000. In March and May, 2006, we issued a total of 100,000 warrants to purchase common stock at a price of $1.25 per share to an investor relations firm for services; the warrants were valued at $36,000.

Item 27. Exhibits.

Exhibit Number	Description of Document

2.1	Share Exchange Agreement by and among Quintessence Photonics Corporation (“Subsidiary”),the Registrant, the shareholders of Subsidiary, and Julie Morin dated May 12, 2006 (1)

3.1	Articles of Incorporation of QPC Lasers, Inc. as filed with the State of Nevada, as amended. (1)

3.2	Bylaws of QPC Lasers, Inc. (1)

4.1	Registration Rights Agreement (2)

4.2	Form of Investor Warrant (2)

4.3	Form of Placement Agent Warrant (2)

4.4	Form of Warrant dated September 2005

4.5	Form of Amended and Restated Warrant dated May 2004

4.6	Form of Warrant dated April 2005

4.7	Form of Consultant Warrant

5.1	Legal Opinion of Richardson & Patel LLP (3)

10.1	2006 Stock Option Plan (1)

10.2	Bridge Loan Agreement (1)

10.3	Real Property Lease (1)

10.4	License Agreement dated September 16, 2003 by and between the Subsidary and Finisar Corporation (2)

10.5	Form of Subscription Agreement (2)

10.6	Lock-up Agreement by the Registrant and George Lintz

10.7	Lock-up Agreement by the Registrant and Jeffrey Ungar

10.8	Purchase Agreement between Rafael Ltd. and the Registrant dated June 6, 2005

10.9	Subcontract Agreement effective as of June 2, 2006 by and between the Registrant and Fibertek, Inc.

10.10	Agreement of Collaboration dated April 27, 2006 between the Registrant and Telaris, Inc.

23.1	Consent of Weinberg & Co, LLP.(2)

23.2	Consent of Richardson & Patel, LLP(2)

(1)	Filed with the Registrant’s Current Report on Form 8-K filed on May 12, 2006
(2)	Filed with the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006 filed on August 15, 2006
(3)	Filed herewith

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ITEM 28. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Sylmar, California on September 21, 2006.

QPC LASERS, INC.

By:	/s/ George Lintz
George Lintz, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was been signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

*	Chief Executive Officer and Director	September 21, 2006
Jeffrey Ungar	(Principal Executive Officer)

*	Chief Financial Officer and Director	September 21, 2006
George Lintz	(Principal Financial and Accounting Officer)

*	Director	September 21, 2006
Merrill McPeak

*	Director	September 21, 2006
Israel Ury

*	Director	September 21, 2006
Robert Adams

* /s/ George Lintz
George Lintz
Attorney -in- Fact

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